EXHIBIT 13.1

TC Energy Corporation
2020 Annual information form
February 17, 2021

TC Energy Annual information form 2020 | 1

Presentation of information
Throughout this Annual information form (AIF), the terms, we, us, our, the Company and TC Energy mean TC Energy Corporation and its subsidiaries. In particular, TC Energy includes references to TransCanada PipeLines Limited (TCPL). The term subsidiary, when referred to in this AIF, with reference to TC Energy means direct and indirect wholly-owned subsidiaries of, and legal entities controlled by, TC Energy or TCPL, as applicable.
Unless otherwise noted, the information contained in this AIF is given at or for the year ended December 31, 2020 (Year End). Amounts are expressed in Canadian dollars, unless otherwise indicated. Information in relation to metric conversion can be found at Schedule A to this AIF. The Glossary found at the end of this AIF contains certain terms defined throughout this AIF and abbreviations and acronyms that may not otherwise be defined in this document.
Certain portions of TC Energy's management's discussion and analysis dated February 17, 2021 (MD&A) are incorporated by reference into this AIF as stated below. The MD&A can be found on SEDAR (www.sedar.com) under TC Energy's profile.
Financial information is presented in accordance with United States (U.S.) generally accepted accounting principles (GAAP). We use certain financial measures that do not have any standardized meaning under GAAP and therefore they may not be comparable to similar measures presented by other entities. Refer to the About this document – Non-GAAP measures section of the MD&A for more information about the non-GAAP measures we use and a reconciliation to their GAAP equivalents, which section of the MD&A is incorporated by reference herein.
Forward-looking information
This AIF, including the MD&A disclosure incorporated by reference herein, contains certain information that is forward-looking and is subject to important risks and uncertainties. We disclose forward-looking information to help the reader understand management’s assessment of our future plans and financial outlook, and our future prospects overall.
Statements that are forward-looking are based on certain assumptions and on what we know and expect today and generally include words like anticipate, expect, believe, may, will, should, estimate or other similar words.
Forward-looking statements included or incorporated by reference in this AIF include information about the following, among other things:
•our financial and operational performance, including the performance of our subsidiaries
•expectations about strategies and goals for growth and expansion
•expected cash flows and future financing options available, including portfolio management
•expected dividend growth
•expected access to and cost of capital
•expected costs and schedules for planned projects, including projects under construction and in development
•expected capital expenditures, contractual obligations, commitments and contingent liabilities
•expected regulatory processes and outcomes
•expected outcomes with respect to legal proceedings, including arbitration and insurance claims
•the expected impairment charge for Keystone XL in first quarter 2021
•the expected impact of future tax and accounting changes
•expected industry, market and economic conditions
•the expected impact of COVID-19.
Forward-looking statements do not guarantee future performance. Actual events and results could be significantly different because of assumptions, risks or uncertainties related to our business or events that happen after the date of this AIF.
2 | TC Energy Annual information form 2020

Our forward-looking information is based on the following key assumptions, and subject to the following risks and uncertainties:
Assumptions
•regulatory decisions and outcomes
•planned and unplanned outages and the use of our pipeline, power and storage assets
•integrity and reliability of our assets
•anticipated construction costs, schedules and completion dates
•access to capital markets, including portfolio management
•expected industry, market and economic conditions
•inflation rates and commodity prices
•interest, tax and foreign exchange rates
•nature and scope of hedging
•expected impact of COVID-19.
Risks and uncertainties
•our ability to successfully implement our strategic priorities and whether they will yield the expected benefits
•our ability to implement a capital allocation strategy aligned with maximizing shareholder value
•the operating performance of our pipeline, power and storage assets
•amount of capacity sold and rates achieved in our pipeline businesses
•the amount of capacity payments and revenues from our power generation assets due to plant availability
•production levels within supply basins
•construction and completion of capital projects
•cost and availability of labour, equipment and materials
•the availability and market prices of commodities
•access to capital markets on competitive terms
•interest, tax and foreign exchange rates
•performance and credit risk of our counterparties
•regulatory decisions and outcomes of legal proceedings, including arbitration and insurance claims
•our ability to effectively anticipate and assess changes to government policies and regulations, including those related to the environment and COVID-19
•our ability to realize the value of tangible assets and contractual recoveries from impaired assets, including Keystone XL
•competition in the businesses in which we operate
•unexpected or unusual weather
•acts of civil disobedience
•cyber security and technological developments
•economic conditions in North America as well as globally
•global health crises, such as pandemics and epidemics, including COVID-19 and the unexpected impacts related thereto.
You can read more about these factors and others in the MD&A and in other reports we have filed with Canadian securities regulators and the SEC.
As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking statements due to new information or future events, unless we are required to by law.
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TC Energy Corporation
CORPORATE STRUCTURE
Our head office and registered office are located at 450 – 1 Street S.W., Calgary, Alberta, T2P 5H1. TC Energy was incorporated pursuant to the provisions of the Canada Business Corporations Act (CBCA) on February 25, 2003 in connection with a plan of arrangement with TCPL (Arrangement), which established TC Energy as the parent company of TCPL. The Arrangement was approved by TCPL common shareholders on April 25, 2003 and, following court approval and the filing of Articles of Arrangement, the Arrangement became effective on May 15, 2003. TCPL continues to carry on business as the principal operating subsidiary of TC Energy. TC Energy does not hold any material assets directly other than the common shares of TCPL and receivables from certain of TC Energy's subsidiaries.
INTERCORPORATE RELATIONSHIPS
The following diagram presents the name and jurisdiction of incorporation, continuance or formation of TC Energy’s principal subsidiaries as at Year End. Each of the subsidiaries shown has total assets that exceeded 10 per cent of the consolidated assets of TC Energy as at Year End or revenues that exceeded 10 per cent of the consolidated revenues of TC Energy as at Year End. TC Energy beneficially owns, controls or directs, directly or indirectly, 100 per cent of the voting shares or units in each of these subsidiaries.

TC Energy Corporation Canada TransCanada PipeLines Limited Canada TransCanada PipeLine USA Ltd. Nevada TransCanada Oil Pipelines Inc. Delaware Columbia Pipeline Group, Inc. Delaware Columbia Gas Transmission, LLC Delaware NOVA Gas Transmission Ltd. Alberta 7016714 Alberta Ltd. Alberta TransCanada Energy Ltd. Canada TransCanada Energy Investments Ltd. Canada TransCanada Mexican Investments Ltd. Alberta [1]
The above diagram does not include all of the subsidiaries of TC Energy. The total assets and revenues of excluded subsidiaries in the aggregate did not exceed 20 per cent of the consolidated assets of TC Energy as at Year End or consolidated revenues of TC Energy as at Year End.

1 TransCanada Mexican Investments Ltd. assets and revenues did not exceed 10 per cent of the consolidated assets or revenues of TC Energy as at Year End but has been included so that the total revenues of excluded subsidiaries did not exceed the threshold of less than 20 per cent of the consolidated revenues of TC Energy.
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General development of the business
We operate in three core businesses – Natural Gas Pipelines, Liquids Pipelines and Power and Storage. In order to provide information that is aligned with how management decisions about our businesses are made and how performance of our businesses is assessed, our results are reflected in five operating segments: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Storage. We also have a Corporate segment consisting of corporate and administrative functions that provide governance, financing and other support to TC Energy's business segments.
Natural Gas Pipelines and Liquids Pipelines are principally comprised of our respective natural gas and liquids pipelines in Canada, the U.S. and Mexico, as well as our regulated natural gas storage operations in the U.S. Power and Storage includes our power operations and our unregulated natural gas storage business in Canada.
Summarized below are significant developments that have occurred in our Natural Gas Pipelines, Liquids Pipelines and Power and Storage businesses, respectively, and certain acquisitions, dispositions, events or conditions which have had an influence on those developments, during the last three financial years and year to date in 2021. Further information about developments in our business, including changes that we expect will occur in 2021, can be found in the Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines, Mexico Natural Gas Pipelines, Liquids Pipelines and Power and Storage sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
NATURAL GAS PIPELINES
Developments in the Canadian Natural Gas Pipelines Segment

Date	Description of development
CANADIAN REGULATED PIPELINES
NGTL System - Expansion Programs
2018
In February 2018, we announced the NGTL System 2021 Expansion Program (2021 Expansion Program) with an estimated capital cost of $2.3 billion and an anticipated in-service date in the first half of 2021, consisting of approximately 349 km (217 miles) of new pipeline, three compressor units and associated facilities. The expansion is expected to provide 1.59 PJ/d (1.45 Bcf/d) of incremental system capacity underpinned by long-term receipt and delivery contracts, connecting incremental supply to growing intra-basin and export markets. In October 2018, we announced the $1.5 billion NGTL System 2022 Expansion Program (2022 Expansion Program) to meet capacity requirements for incremental firm-receipt and intra-basin delivery services to commence in November 2021 and April 2022. The 2022 Expansion Program consists of approximately 221 km (137 miles) of new pipeline, three compressor units, meter stations and associated facilities. In 2018, we placed approximately $0.6 billion of projects in service.

2019
We pursued applications to the CER (formerly the NEB, see the Business of TC Energy - Regulation of Natural Gas Pipelines and Liquids Pipelines section below) on both the 2021 Expansion Program and the 2022 Expansion Program. The 2021 Expansion Program application was concluded in fourth quarter 2020 and the 2022 Expansion Program application is still pending approval. In October 2019, we announced the West Path Delivery Program, an expansion of our NGTL System and Foothills pipeline system for contracted incremental export capacity onto the GTN system in the Pacific Northwest. The Canadian portion of the expansion program has an estimated capital cost of $1.0 billion and consists of approximately 103 km (64 miles) of pipeline and associated facilities with in-service dates in fourth quarter 2022 and fourth quarter 2023. The West Path Delivery Program is underpinned by approximately 275 TJ/d (258 MMcf/d) of new firm service contracts with terms that exceed 30 years.

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Date	Description of development
2020
In February 2020, we approved the NGTL Intra-Basin System Expansion, subject to required regulatory approval, for a contracted incremental intra-basin delivery capacity of 331 TJ/d (309 MMcf/d) for 15-year terms. The expansion includes three segments of pipeline totaling 119 km (74 miles), 90 MW of additional compression and has an estimated capital cost of $0.9 billion and with in-service dates commencing in 2023. In 2020, we received Governor in Council (GIC) approval of the 2021 Expansion Program and began progressing construction activities, with in-service expected to commence in late 2021 with remaining program components completed by April 2022. In second quarter 2020, the NGTL System held a Capacity Optimization Open Season soliciting requests for the deferral or advancement of pending contracts to assist customers in optimizing their transportation service needs and align system expansions with customer growth requirements. Following analysis of the results of the open season, we concluded that all proposed system expansion projects continue to be required to meet aggregate system demand, although the in-service dates for some facilities have been delayed. This resulted in the deferral of a portion of planned capital spending from 2020 and 2021 to 2022 through 2024. Further information about the net impact of these deferrals, together with some expected increase in project costs on the 2021 Expansion Program can be found in the About our business - Capital program - Secured projects table of the MD&A, which section of the MD&A is incorporated by reference herein.

NGTL System - North Montney Mainline (NMML)
2018
In July 2018, the NEB issued an amending order removing the condition requiring a positive FID for the Pacific Northwest LNG project prior to commencement of construction in respect to the NMML. The NEB directed NGTL to seek approval for a revised tolling methodology for the project following a provisional period defined as one year after the receipt of the Government of Canada decision. Construction on the NMML project began in August 2018.

2019
In March 2019, the NGTL System Rate Design and Services Application was filed with the NEB which addressed rate design, terms and conditions of service for the NGTL System and a tolling methodology for the NMML. The CER issued a decision in March 2020, approving all elements of the application as filed.

2020
In January 2020, the $1.1 billion Aitken Creek section of the North Montney project was placed into service with the final section of the project, Kahta South, in service in May 2020. All compressor stations, pipeline sections and 11 of the 13 meter stations are complete and operational, with the remaining two meter stations expected to be in service in 2021.

NGTL System - Revenue Requirement Settlements
2018
In June 2018, the NEB approved the 2018-2019 Revenue Requirement Settlement (2018-2019 Settlement), as filed, and the resulting final 2018 tolls. The 2018-2019 Settlement, which was effective from January 1, 2018 to December 31, 2019, fixed ROE at 10.1 per cent on 40 per cent deemed common equity and increased the composite depreciation rate from 3.18 per cent to 3.45 per cent.

2019	The 2018-2019 Settlement expired on December 31, 2019 and the NGTL System operated under interim tolls until the 2020-2024 Settlement was approved in August 2020.
2020
In August 2020, the CER approved the NGTL System's 2020-2024 Revenue Requirement Settlement (2020-2024 Settlement) negotiated with its customers and other interested parties. The 2020-2024 Settlement, effective January 1, 2020, maintains the equity return at 10.1 per cent on 40 per cent deemed common equity, provides the NGTL System with the opportunity to increase depreciation rates if tolls fall below projected levels and includes an incentive mechanism for certain operating costs where variances from projected amounts are shared between the NGTL System and its customers. It also includes a mechanism to review the 2020-2024 Settlement should tolls exceed a pre-determined level, without affecting the equity return.

Canadian Mainline - Long-Term Fixed-Price Services
2018
In December 2018, we announced 670 TJ/d (625 MMcf/d) of new 15-year natural gas transportation contracts to provide customers with transportation services from the WCSB on the Canadian Mainline. Upon NEB approval of this Long-Term Fixed-Price (LTFP) service, referred to as the North Bay Junction (NBJ) LTFP service, incremental volumes under these LTFP contracts will reach markets in Ontario, Québec, New Brunswick, Nova Scotia and the Northeastern U.S. using existing capacity on the Canadian Mainline as well as new compression facilities.

2019
We filed an application with the NEB for approval of the NBJ LTFP service in January 2019, which was subsequently approved in May 2019 resulting in associated enhancements to the Canadian Mainline at a capital cost of $104 million.

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Date	Description of development
Canadian Mainline Settlement
2018
In December 2018, the NEB issued a decision (NEB 2018 Decision), on a toll review that it ordered in 2017, half way through the currency of the 2015-2020 tolls and tariffs settlement, approving all elements of the application. The impact of the NEB 2018 Decision was reflected in lower tolls effective February 1, 2019.

2019	In March 2019, the NEB approved the tolls as filed in the January 2019 compliance filing related to the Canadian Mainline 2018-2020 toll review.
2020	In April 2020, the CER approved a six-year unanimously supported negotiated settlement between the Canadian Mainline, its customers and other stakeholders. The settlement, effective January 1, 2021, sets a base equity return of 10.1 per cent on 40 per cent deemed common equity and includes an incentive to either decrease costs and/or increase revenues on the pipeline with a beneficial sharing mechanism to both the shippers and us.
LNG PIPELINE PROJECTS
Coastal GasLink
2018	In October 2018, we announced that we would be proceeding with construction of the Coastal GasLink following the LNG Canada joint venture participants' announcement of a positive FID for construction of the LNG Canada natural gas liquefaction facility in Kitimat, B.C. In December 2018, the B.C. Supreme Court issued an interim injunction, ordering opponents of Coastal GasLink to allow pipeline construction workers access to a blockaded area of the Coastal GasLink right of way, south of Houston, B.C.
2019
In response to a previous legal proceeding challenging the BCEAO's jurisdiction over the pipeline project in July 2019, the NEB issued its decision affirming provincial jurisdiction for Coastal GasLink. In addition, in December 2019, the B.C. Supreme Court granted the project an interlocutory injunction confirming the legal right to pursue its permitted and authorized activities through to completion.

2020
In May 2020, we completed the sale of a 65 per cent equity interest in Coastal GasLink Pipeline Limited Partnership (Coastal GasLink LP). As part of the transaction, we were contracted by Coastal GasLink LP to construct and operate the pipeline. Effective with closing, we commenced recognition of development fee revenue earned during the construction of the pipeline for management and financial services provided and began accounting for our remaining 35 per cent investment using equity accounting. In conjunction with the equity sale, Coastal GasLink LP entered into project-level credit facilities which will fund the majority of the construction costs of Coastal GasLink. Due to COVID-19, in December 2020, the British Columbia Provincial Health Officer issued an order restricting the number of workers on site for industrial projects in the Northern Health Authority region of British Columbia. Industrial projects must submit restart plans to the Provincial Health Officer detailing steps to resume site work. Coastal GasLink LP is working with the provincial health authorities to safely resume construction activities in accordance with the objectives and timelines defined in the order.

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Developments in the U.S. Natural Gas Pipelines Segment

Date	Description of development
U.S. NATURAL GAS PIPELINES - COLUMBIA PIPELINE GROUP
Sale of Columbia Midstream Assets
2019
In August 2019, we finalized the sale of certain Columbia Midstream assets to UGI Energy Services, LLC for proceeds of approximately US$1.3 billion, before post-closing adjustments. The sale resulted in a pre-tax gain of $21 million ($152 million after-tax loss), which included the release of $595 million of Columbia goodwill allocated to these assets that is not deductible for income tax purposes. This sale did not include any interest in Columbia Energy Ventures Company, which is our minerals business in the Appalachian basin.

Columbia Gas - Leach XPress
2018
The US$1.8 billion project was placed in service in January 2018. The Leach XPress project transports approximately 1.6 PJ/d (1.5 Bcf/d) of Marcellus and Utica gas supply to delivery points along the pipeline and to the Leach interconnect with Columbia Gulf, and consists of 260 km (160 miles) of 36-inch greenfield pipe, 39 km (24 miles) of 36-inch loop, three km (two miles) of 30-inch greenfield pipe, 82.8 MW (111,000 hp) of greenfield compression and 24.6 MW (33,000 hp) of brownfield compression.

Columbia Gas - Mountaineer XPress
2019
The Mountaineer XPress project was phased in service over first quarter 2019. The project was designed to transport supply from the Marcellus and Utica shale plays to points along the system and to the Leach interconnect with Columbia Gulf. The project consists of 275 km (171 miles) of 36-inch greenfield pipeline, 10 km (six miles) of 24-inch lateral pipeline, 0.6 km (0.4 miles) of 30-inch replacement pipeline, 114.1 MW (153,000 hp) of greenfield compression and 55.9 MW (75,000 hp) of brownfield compression. Project costs were revised upwards to US$3.6 billion reflecting the impact of delays of various regulatory approvals from the FERC and other agencies, increased contractor construction costs due to unusually high demand for construction resources in the region, unusually high instances of inclement weather throughout construction, and modifications to contractor work plans to mitigate construction delays associated with these impacts.

Columbia Gas - WB XPress
2018
The US$0.9 billion WB XPress project, designed to transport approximately 1.4 PJ/d (1.3 Bcf/d) of Marcellus gas supply westbound to the Gulf Coast and eastbound to Mid-Atlantic markets, was placed in service in October 2018 and November 2018 for the Western Build and Eastern Build, respectively.

Columbia Gas - Section 4 Rate Case
2020
Columbia Gas filed a Section 4 Rate Case with FERC in July 2020 requesting an increase to Columbia Gas' maximum transportation rates effective February 1, 2021, subject to refund. The rate case is progressing as expected as we continue to pursue a collaborative process to find a mutually beneficial outcome with our customers through settlement negotiations.

Columbia Gulf - Rate Settlement
2019
In December 2019, FERC approved the uncontested Columbia Gulf rate settlement which set new recourse rates for Columbia Gulf effective August 1, 2020 and instituted a rate moratorium through August 1, 2022.

Columbia Gulf - Gulf XPress
2019
The US$0.6 billion project was phased in service over first quarter 2019. The project is associated with the Mountaineer XPress expansion to move Appalachian supply to the Gulf Coast by the addition of seven greenfield mid-point compressor stations along the Columbia Gulf route.

Columbia Gulf - Cameron Access
2018
The Cameron Access project was placed in service in March 2018. The US$0.3 billion project is designed to transport approximately 0.9 PJ/d (0.8 Bcf/d) of gas supply to the Cameron LNG export terminal in Louisiana.

Columbia Gulf - Louisiana XPress
2018
In November 2018, we approved the Louisiana XPress project which will connect supply directly to U.S. Gulf Coast LNG export markets with the addition of three greenfield mid-point compressor stations along Columbia Gulf.

2019
The FERC certificate for the Louisiana XPress project was filed in July 2019. Interim service for Louisiana XPress shippers commenced in November 2019. The estimated US$0.4 billion project is expected to be placed in service in 2022.

Columbia Gulf - East Lateral XPress
2019
In May 2019, we approved the East Lateral XPress project, an expansion project on the Columbia Gulf system that will connect supply directly to U.S. Gulf Coast LNG export markets. Subject to a positive customer FID, the anticipated in-service date is in 2023 with estimated project costs of US$0.3 billion.

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Date	Description of development
Modernization II
2018
Columbia Gas and its customers entered into a settlement arrangement, approved by the FERC, which provides recovery and return on investment to modernize its system, improve system integrity, and enhance service reliability and flexibility. The Modernization II program includes, among other things, replacement of aging pipeline and compressor facilities, enhancements to system inspection capabilities, and improvements in control systems. The Modernization II program was approved for up to US$1.1 billion of work starting in 2018 and to be completed through 2020. As per terms of the arrangements, facilities in service by October 31 collect revenues effective February 1 of the following year until such arrangement is terminated upon new rates becoming effective once Columbia Gas files a Section 4 rate case under the Natural Gas Act.

2020	Capital spend on the Modernization II program was completed in fourth quarter 2020.
OTHER U.S. NATURAL GAS PIPELINES
ANR Pipeline - Grand Chenier XPress
2019
In July 2019, we approved the Grand Chenier XPress project which will connect supply directly to Gulf Coast LNG export markets with auxiliary enhancements at its existing Eunice Compressor Station, the addition of a mid-point compressor station, and a new point of delivery interconnection, meter and associated facilities along the ANR Pipeline. The FERC certificate for the project was filed in October 2019. The estimated US$0.2 billion project is expected to be placed in service in 2021 and 2022 for Phase I and II, respectively.

ANR Pipeline - Alberta XPress
2020
In February 2020, we approved the Alberta XPress project, an expansion project on the ANR pipeline system that utilizes existing capacity on the Great Lakes and Canadian Mainline systems to connect growing supply from the WCSB to U.S. Gulf Coast LNG export markets. The anticipated in-service date is in the second half of 2022 with an estimated project cost of US$0.2 billion.

ANR Pipeline - Elwood Power Project/ANR Horsepower Replacement
2020
In July 2020, we approved the Elwood Power Project/ANR Horsepower Replacement that will replace, upgrade and modernize certain facilities while reducing emissions along a highly utilized section of the ANR pipeline system. The enhanced facilities will improve reliability of the ANR pipeline system and also allow for additional contracted transportation services of approximately 132 TJ/d (123 MMcf/d) to be provided to an existing power plant near Joliet, Illinois. The anticipated in-service date of the combined project is in the second half of 2022 with an estimated cost of US$0.4 billion.

ANR Pipeline - Wisconsin Access
2020
In October 2020, we approved the Wisconsin Access project that will replace, upgrade and modernize certain facilities while reducing emissions along portions of the ANR pipeline system. The enhanced facilities will improve reliability of the ANR pipeline system and also allow for additional contracted transportation services of approximately 77 TJ/d (72 MMcf/d) to be provided to utilities serving the Midwestern U.S. under long-term contracts. The anticipated in-service date of the combined project is in the second half of 2022 with an estimated cost of US$0.2 billion.

Gas Transmission Northwest - GTN XPress
2019
In October 2019, TC Pipelines, LP (TCLP) approved the GTN XPress project which is an integrated reliability and expansion project on the GTN system that will provide for the transport of additional volumes enabled by the NGTL System's West Path Delivery Program (see the Developments in the Canadian Natural Gas Pipelines Segment – Canadian Regulated Pipelines – NGTL System - Expansion Programs section above). The expected in-service date of the estimated US$0.3 billion project is in 2022 and 2023.

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Developments in the Mexico Natural Gas Pipelines Segment

Date	Description of development
MEXICO NATURAL GAS PIPELINES
Topolobampo
2018
The Topolobampo project was placed in service in June 2018. The US$1.2 billion project is a 572 km (355 miles), 30-inch pipeline that receives gas from the upstream pipelines near El Encino, Chihuahua, and delivers natural gas from these interconnecting pipelines to delivery points along the pipeline route including our Mazatlán pipeline at El Oro, Sinaloa.

Tula
2018
Construction of the Tula pipeline was substantially completed in 2017, with the exception of approximately 90 km (56 miles) of the pipeline, which is still pending completion. The CFE approved the recognition of force majeure events for the Tula pipeline, including the continuation of the payment of fixed capacity charges to us that began in first quarter 2018. Commencement of constructing the central segment of the project was delayed due to a lack of progress by the Secretary of Energy, the governmental department responsible for indigenous consultation. We negotiated separate CFE contracts that would allow certain segments of the pipeline to be placed in service when gas is available.

2019
The CFE initiated arbitration in June 2019, disputing fixed capacity payments due to force majeure events. Arbitration proceedings are suspended while management advances settlement discussions with the CFE. The east section of the Tula pipeline is available for interruptible transportation services until regular service under the CFE contract commences. Construction of the central segment of the Tula project has been delayed due to a lack of progress by the Secretary of Energy, the governmental department responsible for Indigenous consultations. The west section of Tula is mechanically complete and anticipated to go into service as soon as gas becomes available. We received capacity payments under force majeure provisions up to June 2019 but have not commenced recording revenue for accounting purposes.

2020	Construction of the central segment continues to be suspended. In-service is expected approximately two years after consultation is resolved or upon confirmation of a feasible alternative route.
Villa de Reyes
2018
Construction of the project commenced in 2017. However, delays due to archeological investigations by state authorities caused the in-service date to be revised to the second half of 2019. In 2018, the CFE approved the recognition of force majeure events for the Villa de Reyes pipeline, including the continuation of the payment of fixed capacity charges to us that began in first quarter 2018. We negotiated separate CFE contracts that would allow certain segments of the pipeline to be placed in service when natural gas is available.

2019	The CFE initiated arbitration in June 2019, disputing fixed capacity payments due to force majeure events. Arbitration proceedings are suspended while management advances settlement discussions with the CFE. We received capacity payments under force majeure provisions up to May 2019. Payments received prior to in-service are not recognized as revenue for accounting purposes.
2020
Villa de Reyes project construction is ongoing. Phased in-service has been delayed due to COVID-19 contingency measures which have impeded our ability to obtain work authorizations as a result of administrative closures. Subject to timely re-opening of government agencies, we expect to complete construction of Villa de Reyes in 2021.

Sur de Texas
2018	Offshore construction was completed in May 2018. An amending agreement was signed with the CFE that recognizes force majeure events and payments of fixed capacity charges began in October 2018.
2019
The Sur de Texas pipeline began commercial operation in September 2019 following execution of the amending agreement with the CFE. The original Sur de Texas agreement had a fluctuating toll profile over a 25-year contract term. As a result of the amendment, the contract has been extended 10 years and the CFE will receive transportation services for 35 years under a levelized toll structure based on actual construction costs with an initial fixed toll applicable for the first 25 years of the contract term and a higher fixed toll over the last 10 years of the contract. All other terms and conditions of the contract remain substantially unchanged. Monthly revenues for this pipeline will be recognized at a levelized average rate over the 35-year contract term.

2020	In March 2020, we recorded US$55 million of revenue related to fees associated with our successful completion of the Sur de Texas pipeline.
Further information about developments in the Natural Gas Pipelines business, including changes that we expect will occur in 2021, can be found in the MD&A in the Natural Gas Pipelines business section; Canadian Natural Gas Pipelines – Understanding our Canadian Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections; U.S. Natural Gas Pipelines – Understanding our U.S. Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections; and Mexico Natural Gas Pipelines – Understanding our Mexico Natural Gas Pipelines Segment, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
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LIQUIDS PIPELINES
Developments in the Liquids Pipelines Segment

Date	Description of development
Keystone Pipeline System
2018
In 2018, we concluded successful open seasons for Marketlink securing incremental contractual support. We expanded our terminal facilities with the completion of an additional one million barrels of storage at Cushing, Oklahoma.

2019
In early February 2019, the Keystone pipeline was temporarily shut down after a leak was detected near St. Charles, Missouri. The pipeline was restarted the same day while the segment between Steele City, Nebraska to Patoka, Illinois was restarted in mid-February 2019. In October 2019, the Keystone pipeline was temporarily shut down after a leak was detected near Edinburg, North Dakota. The pipeline was restarted in November 2019 following the approval of the repair and restart plan by PHMSA.

Keystone XL
2018
We secured commercial support for all available Keystone XL project capacity and commenced certain pre-construction activities. The Nebraska Supreme Court agreed to hear an appeal of the Nebraska PSC route approval, in which oral arguments were heard in November 2018. The U.S. Presidential Permit (2017 Presidential Permit) was challenged in two separate lawsuits commenced in Montana. The South Dakota PUC permit for the Keystone XL project was issued in June 2010 and certified in January 2016. An appeal of that certification was denied in June 2017 and that decision was further appealed to the South Dakota Supreme Court. In June 2018, the Supreme Court dismissed the appeal against the certification of the Keystone XL project finding that the lower court lacked jurisdiction to hear the case. This decision is final as there can be no further appeals from this decision by the Supreme Court.

2019
In March 2019, the U.S. President issued a new U.S. Presidential Permit (2019 Presidential Permit) for the Keystone XL project which superseded the 2017 Presidential Permit. This resulted in the dismissal of certain legal claims related to the 2017 Presidential Permit and an injunction barring certain pre-construction activities and construction of the project. The lawsuits were expanded to include challenges to the 2019 Presidential Permit, and proceeded in federal district court in Montana. In August 2019, the Nebraska Supreme Court affirmed the November 2017 decision by the Nebraska PSC approving the Keystone XL pipeline route through the state. The DOS issued a Final SEIS for the project in December 2019. The Final SEIS supplements the 2014 Keystone XL SEIS and underpins the U.S. Bureau of Land Management (BLM) and U.S. Army Corps of Engineers (USACE) permits.

2020
In February 2020, we received approval from the BLM allowing for the construction of the Keystone XL pipeline across federally managed lands in Montana and land managed by the USACE at the Missouri River. In March 2020, we announced that we would proceed with construction of the Keystone XL pipeline project which commenced in April 2020. We advanced construction of 180 km (112 miles) of pipeline and five pump stations in Canada, 12 pump stations in the United States, and completed the U.S./Canada border crossing in June 2020. As part of the Keystone XL funding plan, the Government of Alberta invested approximately US$0.8 billion in equity as of December 31, 2020 which substantially funded construction costs through the end of 2020. In August 2020, we announced that the Keystone XL project had committed to construct the project using all union labour in the U.S. along with committing in excess of $10 million to create a Green Jobs Training Fund to help train union workers on renewable energy projects. In November 2020, we signed an agreement with Natural Law Energy, which included a potential investment by five First Nations in Alberta and Saskatchewan, of up to $1.0 billion in Keystone XL and future liquids projects.

2021	In early January 2021, we executed a US$4.1 billion project-level credit facility that is fully guaranteed by the Government of Alberta and non-recourse to us, and made initial cash draws on January 8, 2021, in part to repurchase a majority of the Government of Alberta’s equity interest under the terms of the contract. On January 17, 2021, we announced that the Keystone XL project would achieve net-zero emissions by the time the project is placed into service in 2023. Additionally, we committed to ensure enough new renewable electricity was constructed along the pipeline route by 2030 to fully power the pipeline’s operational needs. On January 20, 2021, U.S. President Biden revoked the existing 2019 Presidential Permit for the Keystone XL pipeline. As a result, we suspended the advancement of the Keystone XL pipeline project and ceased capitalizing costs, including interest during construction, and also ceased accruing a return on the Government of Alberta interests as of that date, while we assess our options along with our partner, the Government of Alberta, and other stakeholders. An asset impairment is expected to be recorded in first quarter 2021. The determination of the amount of the pre-tax impairment of the Keystone XL assets will consider the then-carrying value of the project and any associated projects, outstanding contractual commitments, the estimated net recoverable value of tangible plant and equipment and specified contractual recoveries, which cannot be reasonably estimated until the options have been assessed and next steps have been determined.
TC Energy Annual information form 2020 | 11

Date	Description of development
Northern Courier
2019	In July 2019, we completed the sale of an 85 per cent equity interest in Northern Courier to AIMCo for gross proceeds of $144 million, before post-closing adjustments, resulting in a pre-tax gain of $69 million after recording our remaining 15 per cent interest at fair value. The after-tax gain of $115 million reflects the utilization of prior years' previously unrecognized tax loss benefits. Preceding the equity sale, Northern Courier issued $1.0 billion of long-term, non-recourse debt, the proceeds from which were paid to TC Energy resulting in aggregate gross proceeds to TC Energy of $1.15 billion from this asset monetization. We remain the operator of the Northern Courier pipeline and are using the equity method to account for our remaining 15 per cent interest in our Consolidated financial statements.
Further information about developments in the Liquids Pipelines business, including changes that we expect will occur in 2021, can be found in the MD&A in the Liquids Pipelines – Understanding our Liquids Pipelines business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
12 | TC Energy Annual information form 2020

POWER AND STORAGE
Developments in the Power and Storage Segment

Date	Description of development
CANADIAN POWER
Ontario Natural Gas-Fired Power Plants
2019
In March 2019, Napanee experienced an equipment failure while progressing commissioning activities which delayed the initial startup. In July 2019, we entered into an agreement to sell our Halton Hills and Napanee power plants as well as our 50 per cent interest in Portlands Energy Centre to a subsidiary of Ontario Power Generation Inc. (OPG).

2020	In March 2020, we placed the Napanee power plant into service. In April 2020, we completed the sale of our Halton Hills and Napanee power plants as well as our 50 per cent interest in Portlands Energy Centre to a subsidiary of OPG for net proceeds of approximately $2.8 billion before post-closing adjustments. Pre-tax losses of $414 million ($283 million after tax) were recognized in 2020 and reflect the finalization of post-closing obligations. The total pre-tax loss of $693 million ($477 million after tax) on this transaction includes losses accrued during 2019 while classified as an asset held for sale as well as utilization of previously unrecognized tax loss benefits. This loss may be amended in the future upon the settlement of existing insurance claims.
Cartier Wind
2018
In October 2018, we completed the sale of our interests in the Cartier Wind power facilities in Québec to Innergex Renewable Energy Inc. for net proceeds of approximately $630 million, before post-closing adjustments, resulting in a gain of $170 million ($143 million after tax).

Bruce Power
2018	In September 2018, Bruce Power submitted its final cost and schedule duration estimate (basis of estimate) for the Unit 6 MCR program to the IESO, and the IESO verified the basis of estimate.
2019
In April 2019, Bruce Power's contract price increased from approximately $68 per MWh to a final adjusted contract price of approximately $78 per MWh including flow-through items, reflecting capital to be invested under the Unit 6 MCR program and the Asset Management program as well as annual inflation adjustments.

2020
Bruce Power’s Unit 6 MCR outage commenced in January 2020 and is expected to be completed in late 2023. In late March 2020, as a result of COVID-19 impacts, Bruce Power declared force majeure under its contract with the IESO. This force majeure notice covers the Unit 6 MCR and certain Asset Management work. In May 2020, work on the Unit 6 MCR and Asset Management programs was restarted with additional prevention measures in place for worker safety related to COVID-19 and progress is continuing on critical path activities. The impact of the force majeure will ultimately depend on the extent and duration of disruptions resulting from the pandemic and Bruce Power's ability to implement mitigation measures. In October 2020, the Unit 6 MCR project achieved a major milestone with the completion of the preparation phase and commencement of the Fuel Channel and Feeder Replacement Program and as of December 31, 2020 the Unit 6 MCR project remains on schedule and on budget. Operations on the remaining units continue as normal with the scheduled outages successfully completed on Unit 3, 4 and 5 in second quarter of 2020 and on Unit 8 in fourth quarter 2020. Future MCR investments will be subject to discrete decisions for each unit with specified off-ramps available for Bruce Power and the IESO.

Coolidge Generating Station
2019
In May 2019, we completed the sale of the Coolidge generating station to Salt River Agriculture Improvement and Power District as per the terms of their right of first refusal, for proceeds of US$448 million, before post-closing adjustments, resulting in a pre-tax gain of $68 million ($54 million after tax).

TransCanada Turbines Ltd.
2020	In November 2020, we acquired the remaining 50 per cent ownership interest in TransCanada Turbines Ltd. for cash consideration of US$67 million.

TC Energy Annual information form 2020 | 13

Date	Description of development
U.S. POWER
Monetization of U.S. Northeast Power Business
2018
In December 2017, we entered into an agreement to sell our U.S. power retail contracts as part of the continued wind down of our U.S. power marketing operations. In March 2018, we closed the sale of our U.S. power retail contracts for proceeds of approximately US$23 million and recognized income of US$10 million (US$7 million after-tax).

2019	In May 2019, we sold our remaining U.S. Northeast power marketing contracts. This transaction concludes the wind-down of our U.S. Northeast power marketing business.
Further information about developments in the Power and Storage business, including changes that we expect will occur in 2021, can be found in the MD&A in the Power and Storage – Understanding our Power and Storage business, Significant events, Financial results and Outlook sections, which sections of the MD&A are incorporated by reference herein.
14 | TC Energy Annual information form 2020

Business of TC Energy
Our business is made up of pipeline and storage assets that transport, store or deliver natural gas and crude oil as well as power generation assets that produce electricity to support businesses and communities across the continent.
Our vision is to be the leading energy infrastructure company in North America, focused on pipeline and power generation opportunities where we have, or can develop, a significant competitive advantage. Refer to the About our business – 2020 Financial highlights - Consolidated results section of the MD&A for our revenues from operations by segment, for the years ended December 31, 2020 and 2019, which section of the MD&A is incorporated by reference herein.
The following is a description of each of TC Energy's three core businesses.
NATURAL GAS PIPELINES
Our natural gas pipeline network transports natural gas from supply basins to local distribution companies, power generation plants, industrial facilities, interconnecting pipelines, LNG export terminals and other businesses across Canada, the U.S. and Mexico.
In addition to our natural gas pipelines, we have regulated natural gas storage facilities in the U.S. with a total working gas capacity of 535 Bcf, making us one of the largest providers of natural gas storage and related services to key markets in North America.
Our Natural Gas Pipelines business is split into three operating segments representing its geographic diversity: Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines.
A description of the natural gas pipelines and regulated natural gas storage assets we operate in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Natural Gas Pipelines business can be found in the Natural Gas Pipelines Business, Canadian Natural Gas Pipelines, U.S. Natural Gas Pipelines and Mexico Natural Gas Pipelines sections of the MD&A, which sections of the MD&A are incorporated by reference herein.
LIQUIDS PIPELINES
Our existing liquids pipelines infrastructure connects Alberta crude oil supplies to U.S. refining markets in Illinois, Oklahoma and the U.S. Gulf Coast as well as U.S. crude oil supplies from the key market hub at Cushing, Oklahoma to the U.S. Gulf Coast. We also provide intra-Alberta liquids transportation.
A description of pipelines and properties we operate, in addition to further information about our pipeline holdings, developments and opportunities, significant regulatory developments and competitive position which relate to our Liquids Pipelines business can be found in the MD&A in the Liquids Pipelines section, which section of the MD&A is incorporated by reference herein.
TC Energy Annual information form 2020 | 15

REGULATION OF NATURAL GAS PIPELINES AND LIQUIDS PIPELINES
Canada
Natural Gas Pipelines
With the exception of Coastal GasLink (which is currently under construction), all of our major Canadian natural gas pipeline systems are regulated by the Canadian Energy Regulator (CER) (formerly, the National Energy Board (NEB)) under the Canadian Energy Regulator Act.
The CER regulates the construction and operation of facilities for these systems. TC Energy project applications are assessed by the CER, and depending on the project scope, may also require approval of the federal government. Should TC Energy propose a major project that is designated under the Impact Assessment Act, it would require assessment by an integrated review panel of the Impact Assessment Agency of Canada and the CER, as well as federal government approval.
The CER also regulates the terms and conditions of services, including rates, for these systems. The CER approves tolls and services that provide TC Energy the opportunity to recover costs of transporting natural gas, including the return of capital (depreciation) and return on the average investment base for our Canadian natural gas pipeline systems. Generally, Canadian natural gas pipelines request the CER to approve the pipeline’s cost of service and tolls once a year, and recover or refund the variance between actual and expected revenues and costs in future years. Net earnings may be affected by changes in investment base, ROE and regulated capital structure as well as by the terms of toll settlements approved by the CER.
The NGTL System is operating under a five-year revenue requirement settlement for 2020-2024 that includes an incentive mechanism for certain operating costs. Further information relating to the 2020-2024 Settlement can be found in the General development of the business - Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment - Canadian Regulated Pipelines - NGTL System - Revenue Requirement Settlements section above and in the Canadian Natural Gas Pipelines - Significant Events - NGTL System Revenue Requirement Settlement section of the MD&A, which section of the MD&A is incorporated by reference herein.
The Canadian Mainline was in the final year of a six-year fixed toll settlement that included an incentive arrangement, which ended on December 31, 2020. As of January 1, 2021, the Canadian Mainline will operate under a new six-year settlement which also includes an incentive to decrease costs and/or increase revenues. Further information relating to the Canadian Mainline Settlement can be found in the General development of the business - Natural Gas Pipelines – Developments in the Canadian Natural Gas Pipelines Segment - Canadian Regulated Pipelines - Canadian Mainline Settlement section above and in the Canadian Natural Gas Pipelines – Significant Events – Canadian Mainline section of the MD&A, which section of the MD&A is incorporated by reference herein.
Coastal GasLink Pipeline Project
The Coastal GasLink natural gas pipeline project is being developed primarily under the regulatory regime administered by the OGC and the Environmental Assessment Office (British Columbia) (BCEAO). The OGC is responsible for overseeing oil and gas operations in B.C., including exploration, development, pipeline transportation and reclamation. The BCEAO is an agency that manages the review of proposed major projects in B.C., as required by the B.C. Environmental Assessment Act.
Liquids Pipelines
The CER regulates the terms and conditions of service, including rates, construction and operation of the Canadian portion of the Keystone Pipeline System. The rates for transportation service on the Keystone Pipeline System are calculated in accordance with a methodology agreed to in transportation service agreements between Keystone pipeline and its shippers, and approved by the CER. The Northern Courier, White Spruce and Grand Rapids pipelines are regulated by the AER. The AER regulates the construction and operation of pipelines and associated facilities in Alberta.

16 | TC Energy Annual information form 2020

United States
Natural Gas Pipelines
TC Energy is subject to regulation by various federal, state and local governmental agencies, including those specifically described below.
The Company's wholly-owned and partially-owned U.S. pipelines and natural gas storage facilities are considered natural gas companies subject to the jurisdiction of the FERC. The Natural Gas Act of 1938 grants the FERC authority over the construction, acquisition and operation of pipelines and related facilities utilized in the transportation and sale of natural gas in interstate commerce, including the extension, enlargement or abandonment of service using such facilities. The FERC also has authority to regulate rates and charges for transportation and storage of natural gas in interstate commerce. Pipeline safety is regulated by PHMSA. Natural gas pipelines that cross the international border between Canada and the U.S., such as the Great Lakes, GTN and Portland pipelines, require a Presidential Permit from the DOS.
Liquids Pipelines
The FERC regulates the terms and conditions of service, including transportation rates, of interstate liquids pipelines, including the U.S. portion of the Keystone Pipeline System and Marketlink. The siting and construction of pipeline facilities are regulated by the specific state regulator in which the pipeline facilities are located. Pipeline safety is regulated by PHMSA. Liquids pipelines that cross the international border between Canada and the U.S., such as the Keystone pipeline, require a Presidential Permit. Liquids pipeline projects that cross federal lands or waters of the U.S. require additional federal permits.
Mexico
Natural Gas Pipelines
TC Energy’s pipelines in Mexico are regulated by the Comisión Reguladora de Energía (CRE) who authorizes the transmission services of all gas pipeline infrastructure. Accordingly, our Mexican pipelines have CRE-approved tariffs, services and related rates; however, the contracts underpinning the construction and operation of these facilities are long-term negotiated fixed-rate contracts. Our contractual rates are only subject to change under specific circumstances such as certain types of force majeure events or changes in law.
POWER AND STORAGE
Our power business includes approximately 4,200 MW of generation capacity located in Alberta, Ontario, Québec and New Brunswick and uses natural gas and nuclear fuel sources. These assets are supported by long-term contracts.
We own and operate approximately 118 Bcf of non-regulated natural gas storage capacity in Alberta.
Further information about Power and Storage assets we operate and those currently under construction, along with our Power and Storage holdings, significant developments, and opportunities in relation to our Power and Storage business, can be found in the MD&A in the Power and Storage section, which section of the MD&A is incorporated by reference herein.
TC Energy Annual information form 2020 | 17

General
EMPLOYEES
At Year End, TC Energy's principal operating subsidiary, TCPL, had 7,283 employees, substantially all of whom were employed in Canada and the U.S., as set forth in the following table.

Calgary	2,758
Western Canada (excluding Calgary)	603
Eastern Canada	240
Houston	861
U.S. Midwest	875
U.S. Northeast	223
U.S. Southeast/ Gulf Coast (excluding Houston)	1,306
U.S. West Coast	86
Mexico	331
Total	7,283
HEALTH, SAFETY, SUSTAINABILITY AND ENVIRONMENTAL PROTECTION AND SOCIAL POLICIES
The Board of Directors' (the Board) Health, safety, sustainability and environment (HSSE) committee oversees operational risk, people and process safety, security of personnel, environmental and climate change related risks, and monitors development and the implementation of systems, programs and policies relating to HSSE matters through regular reporting from management. We use an integrated management system that establishes a framework for managing these risks and is used to capture, organize, document, monitor and improve our related policies, programs and procedures.
Our management system, TOMS, is modeled after international standards, including the International Organization for Standardization (ISO) standard for environmental management systems, ISO 14001, and the Occupational Health and Safety Assessment Series for occupational health and safety. TOMS conforms to applicable industry standards and complies with applicable regulatory requirements. It covers our projects and operations and follows a continuous improvement cycle organized into four key areas:
•Plan – risk and regulatory assessment, objective and target setting, including achieving total recordable case rate targets and striving for zero incidents as well as defining roles and responsibilities
•Do – development and implementation of programs, procedures and standards to manage operational risk
•Check – incident reporting, investigation, assurance activities, including internal and external audits, and performance monitoring
•Act – non-conformance, non-compliance and opportunities for improvement are managed with performance reviewed by management.
The HSSE committee reviews HSSE performance and operational risk management. It receives detailed reports on:
•overall HSSE corporate governance
•operational performance and preventative maintenance metrics
•asset integrity programs
•emergency preparedness, incident response and evaluation
•people and process safety performance metrics
•our Environment Program, which is part of TOMS
•developments in and compliance with applicable legislation and regulations, including those related to the environment
•prevention, mitigation and management of risks related to HSSE matters, including climate change related or business interruption risks, such as pandemics, that may adversely impact TC Energy
•sustainability matters, including social, environmental and climate change related risks and opportunities
•our Occupational Health and Hygiene Program, which includes physical and mental health
•management's approach to voluntary public disclosure on HSSE matters.
18 | TC Energy Annual information form 2020

The HSSE committee also receives updates on any specific areas of operational and construction risk management review being conducted by management and the results and corrective action plans flowing from internal and third party audits. Information about the financial and operational effects of environmental protection requirements on the capital expenditures, profit or loss and competitive position of TC Energy can be found in the MD&A in the Other information – Enterprise Risk Management – Health, safety, sustainability and environment section, which section of the MD&A is incorporated by reference herein. Generally, each year the HSSE committee or the HSSE Committee Chair tours one of our existing assets or projects under development as part of its responsibility to monitor and review our health, safety, sustainability and environmental practices. Additionally, the Board and the HSSE committee have an opportunity to have a joint site visit annually.
Health and Safety
As one of our corporate values, safety is an integral part of the way our employees work. Each year we develop goals predicated on achieving year over year sustainable improvement in our safety performance, and meeting or exceeding industry benchmarks.
The safety of our employees, contractors and the public, as well as the integrity of our pipelines, power and storage infrastructure, are a top priority. All assets are designed, constructed and commissioned with full consideration given to safety and integrity, and are placed in service only after all necessary requirements, both regulatory and internal, have been satisfied.
We annually conduct emergency response exercises to practice effective coordination between the Company, local emergency responders, regulatory agencies and government officials in the event of an emergency. TC Energy uses the Incident Command System (ICS), a standardized approach to command, control and coordinate emergency responses. The ICS model supports a unified approach to emergency response with these community members. We also provide annual training to all field staff in the form of table top exercises, online and vendor lead training.
Environmental risk, compliance and liabilities
TOMS provides requirements for our day-to-day work to protect employees, contractors, our workplace and assets, the communities in which we work and the environment. It conforms to external industry consensus standards and voluntary programs plus complies with applicable legislative requirements. Under TOMS, mandated programs set requirements to manage specific risk areas for TC Energy, including the Environment Program, which is a documented set of processes and procedures that identifies our requirements to proactively and systematically manage environmental hazards and risks throughout the lifecycle of our assets. As part of our Environment Program, we complete environmental assessments for our projects which include field studies that examine existing natural resources, biodiversity and land use along our proposed project footprint such as vegetation, soils, wildlife, water resources, wetland, and protected areas. To conserve and protect the environment during construction, information gathered for an environmental impact assessment is used to develop project-specific environmental protection plans. Additionally, the Environment Program, which applies to all of our operations, includes practices and procedures to manage potential adverse environmental effects to these resources during the full lifecycle of our facilities.
Our primary sources of risk related to the environment include:
•changing regulations and requirements coupled with increased costs related to impacts on the environment
•product releases, including crude oil, diluent and natural gas, that may cause harm to the environment (land, water and air)
•use, storage and disposal of chemicals and hazardous materials
•natural disasters and other catastrophic events, including those related to climate change, that may impact our operations.
Our assets are subject to federal, state, provincial and local environmental statutes and regulations governing environmental protection, including air and GHG emissions, water quality, species at risk, wastewater discharges and waste management. Operating our assets requires obtaining and complying with a wide variety of environmental registrations, licenses, permits and other approvals and requirements. Failure to comply could result in administrative, civil or criminal penalties, remedial requirements, or orders affecting future operations.
Through the implementation of our Environment Program, we continually monitor our facilities for compliance with all material legal and regulatory environmental requirements across all jurisdictions where we operate. We also comply with all material legal and regulatory permitting requirements in our project routing and development. We routinely monitor proposed changes in environmental policy, legislation and regulation, and where the risks are uncertain or have the potential to affect our ability to effectively operate our business, we comment on proposals independently or through industry associations.
TC Energy Annual information form 2020 | 19

Social Policies
We have a number of corporate governance documents including commitment statements, policies and standards to help manage Indigenous and stakeholder relations. We have a Code of Business Ethics (COBE) Policy which applies to all employees, officers and directors, and contingent workforce contractors of TC Energy and its wholly-owned subsidiaries and operated entities in countries where we conduct business. All employees (including executive officers) and directors must certify their compliance with COBE.
Our approach to Indigenous and stakeholder engagement is based on building relationships, mutual respect and trust while recognizing the unique values, needs and interests of each community. Our Indigenous Relations and Stakeholder Engagement Commitment Statements provide the structure to guide our teams’ behavior and actions, so they understand their responsibility and extend respect, courtesy and the opportunity to respond to every Indigenous group and stakeholder.
Our Indigenous Relations Policy is informed by our guiding principles and corporate values to ensure meaningful and respectful engagement and dialogue based on a principled and transparent approach. We work together with Indigenous groups to find mutually acceptable solutions and benefits and foster long-term relationships in support of TC Energy's business and sustainability objectives. This policy recognizes the diversity and uniqueness of each Indigenous group, the importance of the land, and the imperative of building relationships based on mutual respect and trust. We strive to be considered as a partner of choice by the Indigenous groups we engage with and hope to become a leader in reconciliation through our efforts.
We also have an Avoiding Bribery and Corruption Program which includes an Avoiding Bribery and Corruption Policy, annual online training provided to all personnel, face to face training provided to personnel in higher risk areas of our business, a supplier and contractor due diligence review process, and auditing of certain types of transactions.
We strive for continuous improvement in how we navigate the interconnections and complexity of environmental, social and economic issues related to our business. These issues are of great importance to our Indigenous groups and stakeholders, and have an impact on our ability to build and operate energy infrastructure.
Consistent with our four core values of safety, responsibility, collaboration and integrity, TC Energy does not tolerate human rights abuses. In our business activities, including engaging with stakeholders across Canada, the United States and Mexico, we will not be complicit with or engage in any activity that solicits or encourages abuse of human rights.
20 | TC Energy Annual information form 2020

Risk factors
A discussion of our risk factors can be found in the MD&A in the Natural Gas Pipelines – Business risks, Liquids Pipelines – Business risks, Power and Storage – Business risks and Other information – Enterprise risk management sections, which sections of the MD&A are incorporated by reference herein.
Dividends
Our Board has not adopted a formal dividend policy. The Board reviews the financial performance of TC Energy quarterly and makes a determination of the appropriate level of dividends to be declared in the following quarter. Currently, our payment of dividends is primarily funded from dividends TC Energy receives as the sole common shareholder of TCPL.
Provisions of various trust indentures and credit arrangements with certain of our subsidiaries can restrict those subsidiaries' and, in certain cases, our ability to declare and pay dividends or make distributions under certain circumstances. In the opinion of management, these provisions do not currently restrict our ability to declare or pay dividends.
Additionally, pursuant to the terms of the trust notes issued by TransCanada Trust (a financing trust subsidiary wholly owned by TCPL) and related agreements, in certain circumstances, including where holders of the trust notes receive deferral preferred shares of TCPL in lieu of cash interest payments and where exchange preferred shares of TCPL are issued to holders of the trust notes as a result of certain bankruptcy related events, TC Energy and TCPL would be prohibited from declaring or paying dividends on or redeeming their outstanding preferred shares (or, if none are outstanding, their respective common shares) until all such exchange or deferral preferred shares are redeemed by TCPL. No deferral preferred shares or exchange preferred shares of TCPL have ever been issued.
Dividends on our preferred shares are payable quarterly, as and when declared by the Board. The dividends declared on our common and preferred shares during the past three completed financial years, and the increase to the quarterly dividend per common share on our outstanding common shares for the quarter ending March 31, 2021, are set out in the MD&A under the heading About our business – 2020 financial highlights – Dividends section, which section of the MD&A is incorporated by reference herein.
Description of capital structure
SHARE CAPITAL
TC Energy’s authorized share capital consists of an unlimited number of common shares and an unlimited number of first preferred shares and second preferred shares, issuable in series. The number of common shares and preferred shares issued and outstanding as at Year End are set out in the MD&A in the Financial Condition – Share information section, which section of the MD&A is incorporated by reference herein. The following is a description of the material characteristics of each of these classes of shares.
Common shares
The common shares entitle the holders thereof to one vote per share at all meetings of shareholders, except meetings at which only holders of another specified class of shares are entitled to vote, and, subject to the rights, privileges, restrictions and conditions attaching to the first preferred shares and the second preferred shares, whether as a class or a series, and to any other class or series of shares of TC Energy which rank prior to the common shares, entitle the holders thereof to receive (i) dividends if, as and when declared by the Board out of the assets of TC Energy properly applicable to the payment of the dividends in such amount and payable at such times and at such place or places as the Board may from time to time determine, and (ii) the remaining property of TC Energy upon a liquidation, dissolution or winding up of the Company.
TC Energy Annual information form 2020 | 21

We have a shareholder rights plan that is designed to ensure, to the extent possible, that all shareholders of TC Energy are treated fairly in connection with any take-over bid for the Company. The plan creates a right attaching to each common share outstanding and to each common share subsequently issued. Each right becomes exercisable 10 trading days after a person has acquired (an acquiring person), or commences a take-over bid to acquire, 20 per cent or more of the common shares, other than by an acquisition pursuant to a take-over bid permitted under the terms of the plan (a permitted bid). Prior to a flip-in event (as described below), each right permits registered holders to purchase from the Company common shares of TC Energy at an exercise price equal to three times the market price of such shares, subject to adjustments and anti-dilution provisions (the exercise price). The beneficial acquisition by any person of 20 per cent or more of the common shares, other than by way of permitted bid, is referred to as a flip-in event. 10 trading days after a flip-in event, each right will permit registered holders other than an acquiring person to receive, upon payment of the exercise price, the number of common shares with an aggregate market price equal to twice the exercise price.
Under TC Energy's DRP, eligible holders of common and preferred shares of TC Energy can reinvest their dividends and make optional cash payments to obtain additional TC Energy common shares acquired on the open market at 100 per cent of the weighted average purchase price. Refer to the Financial Condition – Dividend Reinvestment Plan section of the MD&A, which section of the MD&A is incorporated by reference herein.
TC Energy also has a stock based compensation plan that allows some employees to acquire common shares of TC Energy upon exercise of options granted thereunder. Option exercise prices are equal to the closing price on the TSX on the last trading day immediately preceding the grant date. Options granted under the plan are generally fully exercisable after three years and expire seven years after the date of grant.
First preferred shares
Subject to certain limitations, the Board may, from time to time, issue first preferred shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The first preferred shares as a class have, among others, the provisions described below.
The first preferred shares of each series rank on a parity with the first preferred shares of every other series, and are entitled to preference over the common shares, the second preferred shares and any other shares ranking junior to the first preferred shares with respect to the payment of dividends, the repayment of capital and the distribution of assets of TC Energy in the event of its liquidation, dissolution or winding up.
Except as provided by the CBCA, the holders of the first preferred shares will not have any voting rights nor will they be entitled to receive notice of or to attend shareholders' meetings. The holders of any particular series of first preferred shares will, if the directors so determine prior to the issuance of such series, be entitled to such voting rights as may be determined by the directors if TC Energy fails to pay dividends on that series of preferred shares for any period as may be so determined by the directors. TC Energy currently does not intend to issue any first preferred shares with voting rights, and any issuances of first preferred shares are expected to be made only in connection with corporate financings.
The provisions attaching to the first preferred shares as a class may be modified, amended or varied only with the approval of the holders of the first preferred shares as a class. Any such approval to be given by the holders of the first preferred shares may be given by the affirmative vote of the holders of not less than 66 2/3 per cent of the first preferred shares represented and voted at a meeting or adjourned meeting of such holders.
The holders of Series 1, 3, 5, 7, 9, 11, 13 and 15 preferred shares will be entitled to receive quarterly fixed rate cumulative preferential cash dividends, as and when declared by the Board, to be reset periodically on prescribed dates to an annualized rate equal to the sum of the then five-year Government of Canada bond yield, calculated at the start of the applicable five-year period, and a spread as set forth in the table below (subject, in the case of the Series 13 and 15 preferred shares, to a fixed minimum reset rate of 5.50 per cent and 4.90 per cent, respectively) and have the right to convert their shares into cumulative redeemable Series 2, 4, 6, 8, 10, 12, 14 and 16 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 1, 3, 5, 7, 9, 11, 13 and 15 preferred shares are redeemable by TC Energy in whole or in part on such redemption dates as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to $25.00 plus all accrued and unpaid dividends thereon.
22 | TC Energy Annual information form 2020

The holders of Series 2, 4, 6, 8, 10, 12, 14 and 16 preferred shares will be entitled to receive quarterly floating rate cumulative preferential cash dividends, as and when declared by the Board, at an annualized rate equal to the sum of the then 90-day Government of Canada treasury bill rate, recalculated quarterly, and a spread as set forth in the table below and have the right to convert their shares into Series 1, 3, 5, 7, 9, 11, 13 and 15 preferred shares, respectively, subject to certain conditions, on such conversion dates as set forth in the table below. The Series 2, 4, 6, 8, 10, 12, 14 and 16 preferred shares are redeemable by TC Energy in whole or in part after their respective initial redemption date as set forth in the table below, by the payment of an amount in cash for each share to be redeemed equal to (i) $25.00 in the case of redemptions on such redemption dates as set out in the table below, or (ii) $25.50 in the case of redemptions on any other date, in each case plus all accrued and unpaid dividends thereon.
In the event of liquidation, dissolution or winding up of TC Energy, the holders of Series 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 preferred shares shall be entitled to receive $25.00 per preferred share plus all accrued and unpaid dividends thereon in preference over the common shares or any other shares ranking junior to the first preferred shares.

Series of first preferred shares	Initial redemption date	Redemption/conversion dates	Spread (%)
Series 1 preferred shares	December 31, 2014	December 31, 2024 and every fifth year thereafter	1.92
Series 2 preferred shares	—	December 31, 2024 and every fifth year thereafter	1.92
Series 3 preferred shares	June 30, 2015	June 30, 2025 and every fifth year thereafter	1.28
Series 4 preferred shares	—	June 30, 2025 and every fifth year thereafter	1.28
Series 5 preferred shares	January 30, 2016	January 30, 2026 and every fifth year thereafter	1.54
Series 6 preferred shares	—	January 30, 2026 and every fifth year thereafter	1.54
Series 7 preferred shares	April 30, 2019	April 30, 2024 and every fifth year thereafter	2.38
Series 8 preferred shares	—	April 30, 2024 and every fifth year thereafter	2.38
Series 9 preferred shares	October 30, 2019	October 30, 2024 and every fifth year thereafter	2.35
Series 10 preferred shares	—	October 30, 2024 and every fifth year thereafter	2.35
Series 11 preferred shares	November 30, 2020	November 28, 2025 and every fifth year thereafter	2.96
Series 12 preferred shares	—	November 28, 2025 and every fifth year thereafter	2.96
Series 13 preferred shares	May 31, 2021	May 31, 2021 and every fifth year thereafter	4.69
Series 14 preferred shares	—	May 29, 2026 and every fifth year thereafter	4.69
Series 15 preferred shares	May 31, 2022	May 31, 2022 and every fifth year thereafter	3.85
Series 16 Preferred shares	—	May 31, 2027 and every fifth year thereafter	3.85
Except as provided by the CBCA, the respective holders of the first preferred shares of each outstanding series are not entitled to receive notice of, attend at, nor vote at any meeting of shareholders unless and until TC Energy shall have failed to pay eight quarterly dividends on such series of preferred shares, whether or not consecutive, in which case the holders of the first preferred shares of such series shall have the right to receive notice of and to attend each meeting of shareholders at which directors are to be elected and which take place more than 60 days after the date on which the failure first occurs, and to one vote with respect to resolutions to elect directors for each of the first preferred share of such series, until all arrears of dividends have been paid. Subject to the CBCA, the series provisions attaching to the first preferred shares may be amended with the written approval of all the holders of such series of shares outstanding or by at least two thirds of the votes cast at a meeting of the holders of such shares duly called for that purpose and at which a quorum is present.
Second preferred shares
The rights, privileges, restrictions and conditions attaching to the second preferred shares are substantially identical to those attaching to the first preferred shares, except that the second preferred shares rank junior to the first preferred shares with respect to the payment of dividends, repayment of capital and the distribution of assets of TC Energy in the event of a liquidation, dissolution or winding up of TC Energy.
TC Energy Annual information form 2020 | 23

Credit ratings
Although TC Energy has not issued debt to the public, it has been assigned credit ratings by Moody's Investors Service, Inc. (Moody's), S&P Global Ratings (S&P) and Fitch Ratings Inc. (Fitch), and its outstanding preferred shares have also been assigned credit ratings by S&P, Fitch and DBRS Limited (DBRS). Moody's has assigned TC Energy an issuer rating of Baa2 with a stable outlook, S&P has assigned an issuer credit rating of BBB+ with a stable outlook, and Fitch has assigned a long-term issuer default rating of A- with a negative outlook. TC Energy does not presently intend to issue debt securities to the public in its own name and any future debt financing requirements are expected to continue to be funded primarily through its subsidiary, TCPL, and TransCanada Trust, a wholly-owned financing trust subsidiary of TCPL. The following table sets out the current credit ratings assigned to those outstanding classes of securities of the Company, TCPL and TransCanada Trust and our related subsidiaries which have been rated by Moody's, S&P, Fitch and DBRS:

	Moody's	S&P	Fitch	DBRS
TCPL - Senior unsecured debt	Baa1	BBB+	A-	A (low)
TCPL - Junior subordinated notes	Baa2	BBB-	Not rated	BBB
TransCanada Trust - Subordinated trust notes	Baa3	BBB-	BBB	Not rated
TC Energy Corporation - Preferred shares	Not rated	P-2 (Low)	BBB	Pfd-2 (low)
Commercial paper (TCPL and TCPL guaranteed)	P-2	A-2	F2	R-1 (low)
Trend/ rating outlook	Stable	Stable	Negative	Stable
Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Credit ratings are not recommendations to purchase, hold or sell securities and do not address the market price or suitability of a specific security for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if, in its judgment, circumstances so warrant.
Each of the Company, TCPL, TransCanada Trust and certain of our other subsidiaries paid fees to each of Moody's, S&P, Fitch and DBRS for the credit ratings rendered in respect of their outstanding classes of securities noted above. In addition to annual monitoring fees for the Company and TCPL and their rated securities, additional payments are made in respect of other services provided in connection with various rating advisory services.
The information concerning our credit ratings relates to our financing costs, liquidity and operations. The availability and cost of our funding options may be affected by certain factors, including the global capital markets environment and outlook as well as our financial performance. Our access to capital markets for required capital at competitive rates is influenced by our credit rating and rating outlook, as determined by credit rating agencies such as Moody's, S&P, Fitch and DBRS. If our ratings were downgraded, TC Energy's financing costs and future debt issuances could be unfavourably impacted. A description of the rating agencies' credit ratings listed in the table above is set out below.
MOODY’S
Moody's has different rating scales for short- and long-term obligations. Numerical modifiers 1, 2 and 3 are appended to each rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and a modifier 3 indicates a ranking in the lower end of that generic rating category. The Baa1 rating assigned to TCPL's senior unsecured debt is in the fourth highest of nine rating categories for long-term obligations. Obligations rated Baa are judged to be medium-grade and are subject to moderate credit risk, and as such, may possess certain speculative characteristics. The P-2 rating assigned to TCPL's and TCPL-guaranteed U.S. commercial paper programs is the second highest of four rating categories for short-term debt issuers. Issuers rated P-2 have a strong ability to repay short-term debt obligations. The Baa2 rating assigned to TCPL's junior subordinated notes and the Baa3 rating assigned to the TransCanada Trust subordinated trust notes, are in the fourth highest of nine rating categories for long-term obligations, with the junior subordinated notes ranking higher within the Baa rating category with a modifier of 2 as opposed to the modifier of 3 on the subordinated trust notes.
24 | TC Energy Annual information form 2020

S&P
S&P has different rating scales for short- and long-term obligations. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The BBB+ rating assigned to TCPL's senior unsecured debt is in the fourth highest of 10 rating categories for long-term obligations. A BBB rating indicates the obligor's capacity to meet its financial commitment is adequate; however, the obligation is more subject to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The BBB- rating assigned to TCPL’s junior subordinated notes and to the TransCanada Trust subordinated trust notes, is in the fourth highest of 10 rating categories for long-term debt obligations and the P-2 (Low) rating assigned to TC Energy’s preferred shares is the second highest of eight rating categories for Canadian preferred shares. The BBB- and P-2 (Low) ratings assigned to TCPL's junior subordinated notes, the TransCanada Trust subordinated trust notes and TC Energy's preferred shares exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. TCPL's and TCPL guaranteed U.S. commercial paper programs are each rated A-2 which is the second highest of six rating categories for short-term debt issuers. Short-term debt issuers rated A-2 have satisfactory capacity to meet their financial commitments, however they are somewhat more susceptible to adverse effects of changes in circumstances and economic conditions than obligors in the highest rating category.
FITCH
Fitch has different rating scales for short- and long-term obligations. Ratings from AA through CCC may be modified by the addition of a plus (+) or minus (-) sign to show the relative standing within a particular rating category. The A- rating assigned to TCPL's senior unsecured debt is in the third highest of 11 rating categories for long-term obligations. An A rating indicates that expectations of default risk are low and that the obligor's capacity to meet its financial commitment is strong; however, the obligation is somewhat more vulnerable to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. The F2 rating assigned to TCPL's and TCPL guaranteed commercial paper programs is the second highest of seven rating categories for short-term debt issuers. Issuers rated F2 have good intrinsic capacity for timely payments of short-term debt obligations. The BBB rating assigned to the TransCanada Trust subordinated trust notes is in the fourth highest of 11 rating categories for long-term debt obligations. The BBB ratings assigned to TC Energy’s preferred shares and the TransCanada Trust subordinated trust notes indicate that expectations of default risk are low and that the capacity for payment of financial commitments is considered adequate, however, adverse economic conditions or adverse business conditions are more likely to impair the capacity of the obligor to meet its financial commitment on the obligation.
DBRS
DBRS has different rating scales for short- and long-term debt and preferred shares. High or low grades are used to indicate the relative standing within all rating categories other than AAA and D and other than in respect of DBRS’ ratings of commercial paper and short-term debt, which utilize high, middle and low subcategories for its R-1 and R-2 rating categories. In respect of long-term debt and preferred share ratings, the absence of either a high or low designation indicates the rating is in the middle of the category. The R-1 (low) rating assigned to TCPL's Canadian commercial paper program is in the third highest of 10 rating categories for short-term debt issuers and indicates good credit quality. The capacity for payment of short-term financial obligations as they fall due is substantial, although the overall strength is not as favourable as higher rating categories. Short-term debt rated R-1 (low) may be vulnerable to future events, but qualifying negative factors are considered manageable. The A (low) rating assigned to TCPL's senior unsecured debt is in the third highest of 10 categories for long-term debt and indicates good credit quality. The capacity for the payment of financial obligations is substantial, but of lesser credit quality than that of higher rating categories. Long-term debt rated A may be vulnerable to future events but qualifying negative factors are considered manageable. The BBB rating assigned to junior subordinated notes is in the fourth highest of the 10 categories for long-term debt. Long-term debt rated BBB is of adequate credit quality. The capacity for the payment of financial obligations is considered acceptable, but long-term debt rated BBB may be vulnerable to future events. The Pfd-2 (low) rating assigned to TC Energy's preferred shares is in the second highest of six rating categories for preferred shares. Preferred shares rated Pfd-2 are generally of good credit quality. Protection of dividends and principal is still substantial; however, earnings, the balance sheet and coverage ratios are not as strong as Pfd-1 rated companies. In general, Pfd-2 ratings correspond with companies whose long-term debt is rated in the A category.
TC Energy Annual information form 2020 | 25

Market for securities
TC Energy's common shares are listed on the TSX and the NYSE under the symbol TRP. The following table sets out our preferred shares listed on the TSX.

Type	Issue Date	Stock Symbol
Series 1 preferred shares	September 30, 2009	TRP.PR.A
Series 2 preferred shares	December 31, 2014	TRP.PR.F
Series 3 preferred shares	March 11, 2010	TRP.PR.B
Series 4 preferred shares	June 30, 2015	TRP.PR.H
Series 5 preferred shares	June 29, 2010	TRP.PR.C
Series 6 preferred shares	February 1, 2016	TRP.PR.I
Series 7 preferred shares	March 4, 2013	TRP.PR.D
Series 9 preferred shares	January 20, 2014	TRP.PR.E
Series 11 preferred shares	March 2, 2015	TRP.PR.G
Series 13 preferred shares	April 20, 2016	TRP.PR.J
Series 15 preferred shares	November 21, 2016	TRP.PR.K
The following tables set out the reported monthly high, low, and month end closing trading prices and monthly trading volumes of the common shares of TC Energy on the TSX and the NYSE, and the respective Series 1, 2, 3, 4, 5, 6, 7, 9, 11, 13 and 15 preferred shares on the TSX, for the periods indicated:
COMMON SHARES

Month	TSX (TRP)				NYSE (TRP)
	High ($)	Low ($)	Close ($)	Volume traded	High (US$)	Low (US$)	Close (US$)	Volume traded
December 2020	$59.18	$51.10	$51.75	102,190,806	$46.23	$40.11	$40.72	43,088,912
November 2020	$59.35	$50.61	$57.13	46,901,663	$45.65	$38.80	$43.93	32,306,155
October 2020	$58.15	$51.95	$52.44	72,577,085	$44.32	$39.01	$39.46	33,088,660
September 2020	$61.97	$55.90	$55.90	73,062,743	$47.35	$41.98	$42.02	26,669,865
August 2020	$66.14	$60.75	$60.99	27,205,065	$49.95	$45.04	$46.66	23,797,471
July 2020	$61.54	$55.46	$61.05	83,446,087	$46.10	$40.88	$45.60	25,081,327
June 2020	$64.61	$56.37	$58.00	108,209,443	$48.35	$41.22	$42.86	33,499,397
May 2020	$67.89	$57.39	$62.05	41,629,167	$48.21	$40.86	$45.01	40,940,540
April 2020	$67.88	$57.07	$64.06	76,188,653	$48.72	$40.13	$46.36	48,701,792
March 2020	$74.06	$47.05	$62.55	131,341,375	$55.25	$32.37	$44.30	87,008,667
February 2020	$76.58	$68.41	$69.96	38,306,359	$57.92	$50.86	$52.35	32,633,647
January 2020	$73.45	$67.97	$72.57	39,182,456	$55.70	$52.25	$54.82	33,540,773
TC Energy ATM Program
On December 7, 2020, we established an at-the-market equity program (ATM Program) that allows us to issue common shares from treasury having an aggregate gross sales price of up to $1.0 billion, or its U.S. dollar equivalent, to the public from time to time, at our discretion, at the prevailing market price when sold through the TSX, the NYSE, or any other applicable existing trading market for TC Energy common shares in Canada or the U.S. While not a component of our base funding plan, the ATM Program, which is effective for a 25-month period, provides additional financial flexibility in support of our consolidated credit metrics and capital program and may be activated if, and as, deemed appropriate. No common shares were issued under the ATM Program in 2020. Further information about our ATM Program can be found in the Financial Condition section of the MD&A, which section of the MD&A is incorporated by reference herein.
26 | TC Energy Annual information form 2020

PREFERRED SHARES

	Preferred Shares
Month	Series 1	Series 2	Series 3	Series 4	Series 5	Series 6	Series 7	Series 9	Series 11	Series 13	Series 15
December 2020
High	$13.55	$11.74	$9.59	$9.20	$11.02	$10.88	$15.83	$15.64	$16.99	$25.61	$25.05
Low	$12.32	$10.61	$8.95	$8.06	$10.00	$9.80	$14.36	$14.27	$15.63	$25.22	$24.58
Close	$13.36	$11.36	$9.50	$8.82	$10.54	$10.53	$15.22	$14.80	$16.76	$25.52	$24.90
Volume Traded	246,733	86,851	375,968	66,018	525,048	25,200	480,376	250,555	158,888	420,146	828,370
November 2020
High	$13.02	$10.99	$9.28	$8.25	$10.20	$10.02	$15.05	$14.62	$16.01	$25.60	$25.33
Low	$11.56	$9.86	$8.25	$7.43	$8.67	$8.40	$12.82	$12.72	$14.55	$25.23	$24.81
Close	$12.51	$10.55	$8.95	$8.22	$10.00	$9.93	$14.70	$14.35	$15.70	$25.38	$25.00
Volume Traded	272,070	84,108	242,481	18,881	347,873	23,805	195,188	813,846	111,899	126,810	310,980
October 2020
High	$12.14	$10.49	$8.79	$8.00	$9.22	$9.20	$14.05	$14.09	$15.84	$25.55	$25.15
Low	$11.60	$9.86	$8.27	$7.40	$8.64	$8.39	$12.82	$12.70	$14.65	$25.06	$24.45
Close	$11.67	$9.93	$8.27	$7.52	$8.70	$8.40	$12.85	$12.85	$14.84	$25.25	$25.05
Volume Traded	250,481	193,487	103,850	54,800	191,573	29,988	268,099	134,667	441,345	193,097	317,665
September 2020
High	$12.88	$11.08	$9.19	$8.30	$9.69	$9.40	$14.51	$14.52	$16.28	$25.50	$24.97
Low	$11.55	$10.03	$8.42	$7.51	$8.72	$8.70	$13.52	$13.40	$15.09	$24.74	$24.05
Close	$12.11	$10.32	$8.65	$7.71	$9.08	$8.86	$14.09	$13.95	$15.73	$25.30	$24.39
Volume Traded	187,250	111,767	66,946	38,058	102,857	48,130	242,006	95,484	76,537	258,434	204,419
August 2020
High	$13.00	$10.95	$8.94	$8.35	$9.46	$9.20	$14.13	$14.09	$15.84	$25.76	$24.98
Low	$11.92	$10.03	$8.19	$7.36	$8.50	$8.50	$13.60	$13.59	$15.25	$25.00	$23.46
Close	$12.60	$10.71	$8.70	$8.00	$9.17	$9.10	$14.00	$14.04	$15.69	$25.29	$24.57
Volume Traded	143,409	55,909	111,256	160,872	98,887	96,614	241,850	104,852	62,955	168,272	195,625
July 2020
High	$12.62	$10.44	$8.98	$8.09	$9.71	$10.16	$14.05	$13.92	$15.87	$25.59	$24.85
Low	$11.36	$9.55	$7.55	$7.25	$8.35	$8.22	$12.65	$12.50	$14.20	$24.67	$23.02
Close	$11.88	$10.10	$8.20	$7.55	$8.92	$8.75	$13.51	$13.61	$15.10	$25.25	$23.45
Volume Traded	443,830	98,670	92,957	47,383	387,504	13,604	196,688	187,310	91,411	287,951	298,519
June 2020
High	$12.05	$10.30	$8.02	$7.99	$9.28	$9.41	$13.41	$13.24	$14.96	$25.26	$23.38
Low	$11.15	$9.48	$7.22	$7.19	$8.02	$8.25	$12.69	$12.46	$13.84	$24.69	$22.64
Close	$11.35	$9.55	$7.85	$7.31	$8.62	$8.39	$12.87	$12.63	$14.20	$24.84	$23.34
Volume Traded	295,325	155,161	158,341	84,137	102,056	24,210	278,843	410,474	262,068	299,104	424,458
May 2020
High	$11.95	$10.28	$8.01	$8.04	$8.79	$9.28	$13.71	$13.91	$14.99	$25.32	$23.77
Low	$10.97	$9.55	$7.34	$7.29	$8.14	$8.11	$12.80	$12.40	$13.16	$24.58	$22.62
Close	$11.26	$9.80	$7.34	$7.49	$8.32	$8.30	$12.99	$12.56	$14.04	$24.80	$22.83
Volume Traded	160,853	58,113	94,936	103,250	140,606	24,650	327,968	176,982	109,539	241,551	189,114
April 2020
High	$12.46	$10.16	$9.01	$8.99	$9.50	$9.27	$13.66	$13.90	$14.86	$25.10	$23.55
Low	$10.25	$8.47	$7.00	$7.15	$7.67	$7.50	$11.43	$11.14	$13.04	$21.60	$19.15
Close	$12.06	$10.05	$8.06	$8.04	$8.95	$8.64	$13.57	$13.58	$14.60	$24.92	$23.12
Volume Traded	275,286	878,329	370,501	372,564	330,326	41,646	477,381	424,369	205,953	404,260	367,388
March 2020
High	$14.01	$12.71	$10.16	$10.14	$10.82	$11.08	$15.65	$15.39	$17.40	$25.98	$25.48
Low	$8.38	$7.69	$6.14	$6.25	$6.36	$6.60	$9.52	$9.38	$10.37	$18.80	$16.45
Close	$11.26	$9.68	$8.20	$8.20	$8.50	$8.52	$12.47	$12.25	$13.77	$22.21	$20.10
Volume Traded	482,683	112,131	1,198,971	165,698	416,988	109,092	588,361	602,095	197,106	687,658	838,544
February 2020
High	$15.10	$14.70	$11.79	$11.88	$12.40	$12.75	$16.95	$16.75	$18.97	$26.17	$25.75
Low	$13.50	$12.85	$9.95	$10.06	$10.77	$11.30	$15.28	$15.21	$17.42	$25.83	$24.86
Close	$13.65	$12.90	$10.05	$10.21	$10.81	$11.35	$15.49	$15.35	$17.55	$25.85	$24.89
Volume Traded	214,622	66,375	93,166	38,637	186,542	29,449	211,939	260,971	46,106	315,518	201,124
January 2020
High	$15.09	$14.80	$12.55	$12.41	$13.26	$13.25	$17.21	$17.12	$19.41	$26.25	$25.75
Low	$14.10	$13.88	$11.08	$11.25	$11.95	$12.25	$16.37	$16.15	$18.46	$25.60	$25.20
Close	$14.47	$14.29	$11.29	$11.53	$12.12	$12.25	$16.55	$16.32	$18.48	$25.84	$25.45
Volume Traded	239,552	132,003	86,333	39,938	388,983	11,474	496,047	316,280	119,073	185,963	184,466
TC Energy Annual information form 2020 | 27

Directors and officers
As of February 17, 2021, the directors and executive officers of TC Energy as a group beneficially owned, or exercised control or direction over, directly or indirectly, an aggregate of 365,637 common shares, constituting 0.04 per cent of the common shares of TC Energy. The Company collects this information from our directors and executive officers but otherwise we have no direct knowledge of individual holdings of TC Energy's securities.
DIRECTORS
The following table sets forth the names of the directors who serve on the Board as of February 17, 2021, together with their jurisdictions of residence, all positions and offices held by them with TC Energy, unless otherwise stated, their principal occupations or employment during the past five years and the year from which each director has continually served as a director of TC Energy. Positions and offices held with TC Energy are also held by such person at TCPL. Each director holds office until the next annual meeting or until his or her successor is earlier elected or appointed.

Name and place of residence	Principal occupation during the five preceding years	Director since
Stéphan Crétier Dubai, United Arab Emirates	Chairman, President and Chief Executive Officer, GardaWorld Security Corporation (GardaWorld) (private security services) and director of a number of GardaWorld’s direct and indirect subsidiaries, since 1999.	2017
Michael R. Culbert Calgary, Alberta Canada	Corporate director. Director, Precision Drilling Corporation (oil and gas services) since December 2017. Director, Reserve Royalty Income Trust (private oil and gas royalty trust) since May 2017. Director, Enerplus Corporation (oil and gas, exploration and production) from March 2014 to August 2020. Vice-Chair (Non-Executive) and Director, PETRONAS Canada Ltd. (oil and natural gas) from November 2016 to March 2020. Director and President, Pacific NorthWest LNG (liquified natural gas liquefaction and export facilities) from June 2012 to May 2017. Co-founder, Director, President and CEO, Progress Energy Ltd. (oil and gas, exploration and production) from November 2001 to November 2016.	2020
Susan C. Jones Calgary, Alberta Canada	Corporate director. Director, Seven Generations Energy Ltd. (oil and gas, exploration and production) since May 2020. Director, Gibson Energy Inc. (mid-stream oil-focused infrastructure company) from December 2018 to February 2020. Director, Canpotex Limited (Canadian exporter of potash) from June 2018 to December 2019 (Chair of the Board from June 2019 to December 2019). Executive Vice-President and CEO of the Potash Business Unit, Nutrien Ltd. (Nutrien) (largest global underground soft-rock miner) from June 2018 to September 2019. Executive Advisor to the CEO, Nutrien, from October 2019 to December 2019. Executive Vice-President and CEO, Potash Unit, Nutrien, from June 2018 to September 2019. Executive Vice-President and President, Phosphate Unit, Nutrien, from January 2018 to May 2018. Chief Legal Officer, Agrium Inc. (Agrium) (agriculture) from March 2015 to December 2017.	2020
Randy Limbacher Houston, Texas U.S.A.	Chief Executive Officer, Meridian Energy, LLC (oil and gas exploration and production) since June 2017. Executive Vice-President of Strategy of Alta Mesa Resources, Inc. (Alta Mesa) (oil and gas, exploration and production) from September 2019 to May 2020. Director, CARBO Ceramics Inc. (CARBO) from July 2007 to July 2020. Interim President, Alta Mesa from January to September 2019. Vice Chairman and director, Samson Resources Corporation (Samson) (oil and gas exploration and production) from December 2015 to March 2017.	2018
John E. Lowe Houston, Texas U.S.A.	Non-executive Chairman of the Board, Apache Corporation (Apache) (oil and gas) since May 2015. Director, Phillips 66 Company (energy infrastructure) since May 2012. Director, Apache since July 2013. Senior Executive Adviser at Tudor, Pickering, Holt & Co. LLC (energy investment and merchant banking) since September 2012.	2015
David MacNaughton Toronto, Ontario Canada	President, Palantir Canada (data integration and analytics software) since September 2019. Canada's Ambassador to the United States from March 2016 to August 2019.	2020
28 | TC Energy Annual information form 2020

Name and place of residence	Principal occupation during the five preceding years	Director since
François L. Poirier Calgary, Alberta Canada[2]
President and Chief Executive Officer since January 2021. Chief Operating Officer and President, Power and Storage from September 2020 to December 2020. Chief Operating Officer and President, Power and Storage and Mexico from January 2020 to September 2020. Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico from May 2019 to January 2020. Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy from January 2019 to May 2019. Executive Vice-President, Strategy and Corporate Development from February 2017 to December 2018. Senior Vice-President, Strategy and Corporate Development (Corporate Services Division), TCPL from October 2015 to January 2017.
		2021
Una Power Vancouver, British Columbia Canada	Corporate director. Director, Teck Resources Limited (diversified mining) since April 2017. Director, The Bank of Nova Scotia (Scotiabank) (chartered bank) since April 2016. Director, Kinross Gold Corporation (gold producer) from April 2013 to May 2019. Director, Nexen Energy ULC (oil and gas, exploration and production) from February 2013 to March 2016.	2019
Mary Pat Salomone Naples, Florida U.S.A.	Corporate director. Director, Herc Rentals (equipment rental) since July 2016. Director, Intertape Polymer Group (manufacturing) since November 2015.	2013
Indira Samarasekera Vancouver, British Columbia Canada	Senior Advisor, Bennett Jones LLP (law firm) since September 2015. Director, Stelco Holdings Inc. (manufacturing) since May 2018. Director, Magna International Inc. (automotive manufacturing) since May 2014 and Scotiabank (chartered bank) since May 2008. Member, selection panel for Canada's outstanding chief executive officer.	2016
D. Michael G. Stewart Calgary, Alberta Canada	Corporate director. Director, Pengrowth Energy Corporation (oil and gas, exploration and production) from December 2010 to January 2020. Director, CES Energy Solutions Corp. (oilfield services) from January 2010 to June 2019.	2006
Siim A. Vanaselja Toronto, Ontario Canada	Corporate director. Chair of the Board, TC Energy since May 2017. Director, Power Corporation (financial services) since May 2020. Director, Power Financial Corporation (financial services) since May 2018. Director, RioCan Real Estate Investment Trust (real estate) since May 2017. Director, Great-West Lifeco Inc. (financial services) since May 2014. Director, Maple Leaf Sports and Entertainment Ltd. (sports, property management) from August 2012 to June 2017.	2014
Thierry Vandal Mamaroneck, New York U.S.A.	President, Axium Infrastructure US, Inc. (independent infrastructure fund management firm) and Director, Axium Infrastructure Inc. since 2015. Director, Royal Bank of Canada (RBC) (chartered bank) since 2015. Member, International Advisory Board of École des Hautes Etudes Commerciales Montréal since October 2017.	2017
Steven W. Williams Calgary, Alberta Canada	Corporate director. Director, Alcoa Corporation (aluminum manufacturing) since January 2016 (Chair of the Board since January 1, 2021). President, and Chief Executive Officer and Director, Suncor Energy Inc. from May 2012 to November 2018 and May 2019, respectively.	2019
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
As of the date hereof, except as indicated below, no other director or executive officer of the Company is or was a director or officer of another company in the past 10 years that:
•was the subject of a cease trade or similar order, or an order denying that company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.
•was involved in an event that resulted in the company being subject to one of the above orders after the director or executive officer no longer held that role with the company, which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.
•while acting in that capacity, or within a year of ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that company.
In September 2019, Alta Mesa and six affiliated debtors each filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. In conjunction with the bankruptcy, Alta Mesa was subsequently delisted from NASDAQ in September 2019. Mr. Limbacher was Interim President of Alta Mesa from January to September 2019 and was Executive Vice-President of Strategy from September 2019 to May 2020.
2 As President and Chief Executive Officer of TC Energy, Mr. Poirier is not a member of any Board Committees, but is invited to attend committee meetings as required.
TC Energy Annual information form 2020 | 29

In March 2020, CARBO filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. As part of the process, the company entered into an agreement with Wilks Brothers, LLC (Wilks Brothers) and Equify Financial, LLC under which Wilks Brothers acquired CARBO through a debt-for-equity exchange in July 2020. Mr. Limbacher was a director of CARBO from July 2007 to July 2020.
Samson filed a plan of reorganization in Delaware Bankruptcy Court in September 2015. Mr. Limbacher was the Chief Executive Officer of Samson from 2013 through 2015 and remained a director of Samson until it emerged from bankruptcy in March 2017.
No director or executive officer of the Company has within the past 10 years:
•become bankrupt
•made a proposal under any legislation relating to bankruptcy or insolvency
•become subject to or launched any proceedings, arrangement or compromise with any creditors, or
•had a receiver, receiver manager or trustee appointed to hold any of their assets.
No director or executive officer of the Company has been subject to:
•any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or
•any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.
BOARD COMMITTEES
TC Energy has four committees of the Board: the Audit committee, the Governance committee, the Health, Safety, Sustainability & Environment committee and the Human Resources committee. As President and Chief Executive Officer of TC Energy, Mr. Poirier is not a member of any Board Committees, but is invited to attend committee meetings as required.
The voting members of each of these committees, as of February 17, 2021, are identified below. Information about the Audit committee can be found in this AIF under the heading Audit committee.

Director	Audit committee	Governance committee	Health, Safety, Sustainability & Environment committee	Human Resources committee
Stéphan Crétier	✓			✓
Michael R. Culbert	✓		✓
Susan C. Jones[3]	✓		✓
Randy Limbacher	✓		✓
John E. Lowe	Chair		✓
David MacNaughton		✓		✓
Una Power	✓		✓
Mary Pat Salomone		✓	Chair
Indira Samarasekera		✓		✓
D. Michael G. Stewart		Chair		✓
Siim A. Vanaselja (Chair)		✓		✓
Thierry Vandal	✓			Chair
Steven W. Williams		✓		✓

3 For the 2020 year, Ms. Jones attended the Audit committee meetings as an observer and did not vote on any matters considered by the committee.
30 | TC Energy Annual information form 2020

OFFICERS
With the exception of Stanley G. Chapman, III and Corey Hessen, all of the executive officers and corporate officers of TC Energy reside in Calgary, Alberta, Canada. Positions and offices held with TC Energy are also held by such person at TCPL. As of the date hereof, the officers of TC Energy, their present positions within TC Energy, unless otherwise stated, and their principal occupations during the five preceding years are as follows:
Executive officers

Name	Present position held	Principal occupation during the five preceding years
François L. Poirier	President and Chief Executive Officer
Prior to January 2021, Chief Operating Officer and President, Power and Storage. Prior to September 2020, Chief Operating Officer and President, Power and Storage and Mexico. Prior to January 2020, Executive Vice-President, Corporate Development and Strategy, and President, Power & Storage and Mexico. Prior to May 2019, Executive Vice-President, Corporate Development and Strategy and President, Mexico Natural Gas Pipelines and Energy. Prior to January 2019, Executive Vice-President, Strategy and Corporate Development. Prior to February 2017, Senior Vice-President, Strategy and Corporate Development (Corporate Services Division).

Stanley G. Chapman, III Houston, Texas U.S.A.	Executive Vice-President and President, U.S. and Mexico Natural Gas Pipelines
Prior to September 2020, Executive Vice-President and President, U.S. Natural Gas Pipelines. Prior to April 2017, Senior Vice-President and General Manager, U.S. Natural Gas Pipelines. Prior to July 2016, Executive Vice-President and Chief Commercial Officer of Columbia Pipeline Group, Inc.

Dawn E. de Lima	Executive Vice-President, Corporate Services	Prior to December 2020, Chief Shared Services Officer, TransAlta Corporation (TransAlta). Prior to February 2019, Chief Officer, Business and Operational Services, TransAlta. Prior to July 2018, Chief Administrative Officer, TransAlta.
Wendy L. Hanrahan	Executive Vice-President and Senior Advisor	Prior to December 2020, Executive Vice-President, Corporate Services.
Corey Hessen Reisterstown, Maryland U.S.A.	Senior Vice-President and President, Power and Storage	Prior to January 2021, Senior Vice-President, Power & Storage. Prior to September 2020, Senior Vice-President, Fuels, Exelon Corporation (Exelon). Prior to November 2016, Vice-President, Generation Development, Exelon.
Joel E. Hunter	Senior Vice-President, Capital Markets	Prior to December 2017, Vice-President, Finance and Treasurer.
Leslie C. Kass	Executive Vice-President, Technical Centre
Prior to January 2020, Senior Vice-President, Technical Centre. Prior to May 2019, President and Chief Executive Officer, Babcock & Wilcox Enterprises, Inc. (B&W). Prior to November 2018, Senior Vice President, Leader of Industrial Segment, B&W. Prior to February 2018, Vice President, Retrofits and Continuous Emissions Monitoring Systems, B&W. Prior to May 2017, Vice President, Investor Relations and Communications, B&W. Prior to August 2016, Vice President, Regulatory and Agency Relations, B&W.

Patrick M. Keys	Executive Vice-President, Stakeholder Relations and General Counsel
Prior to May 2019, Senior Vice-President, Legal. Prior to February 2019, Vice-President, Commercial West (Natural Gas Pipelines Division (Canada)). Prior to April 2017, Vice-President, Commercial West (Natural Gas Pipelines Division).

Donald R. Marchand	Executive Vice-President, Strategy & Corporate Development and Chief Financial Officer	Prior to January 2020, Executive Vice-President and Chief Financial Officer. Prior to February 2017, Executive Vice-President, Corporate Development and Chief Financial Officer.
Tracy A. Robinson	Executive Vice-President and President, Canadian Natural Gas Pipelines
Prior to January 2019, Executive Vice-President, Canadian Natural Gas Pipelines. Prior to September 2018, Senior Vice-President, Canadian Natural Gas Pipelines. Prior to November 2017, Senior Vice-President, Canada (Natural Gas Pipelines Division (Canada)). Prior to April 2017, Senior Vice-President, Canada (Natural Gas Pipelines Division). Prior to March 2017, Vice-President, Supply Chain.

Bevin M. Wirzba	Executive Vice-President and President, Liquids Pipelines
Prior to August 2020, Senior Vice-President, Liquids Pipelines. Prior to January 2020, Senior Vice-President, Liquids Operations and Commercial (Liquids Pipelines Division). Prior to July 2019, Senior Vice-President, Business Development and Capital Markets, ARC Resources Ltd.

TC Energy Annual information form 2020 | 31

Corporate officers

Name	Present position held	Principal occupation during the five preceding years
Gloria L. Hartl	Vice-President, Risk Management	Prior to February 2019, Director, Corporate Planning. Prior to December 2017, Manager, Short-Term Planning & Forecasting.
Dennis P. Hebert	Vice-President, Taxation	Prior to June 2017, Vice-President, Tax and Insurance, Spectra Energy.
R. Ian Hendy	Vice-President, Finance	Prior to January 2020, Vice-President and Treasurer. Prior to December 2017, Director, Financial Trading and Assistant Treasurer.
Nancy A. Johnson	Vice-President and Treasurer
Prior to January 2020, Vice-President, Strategy, Regulatory and Business Planning (Natural Gas Pipelines Division (Canada)). Prior to February 2019, Vice-President, Risk Management. Prior to June 2018, Director, Financial Reporting and Corporate Accounting. Prior to December 2017, Director, Corporate Planning and Evaluations.

Christine R. Johnston	Vice-President, Law and Corporate Secretary	Vice-President, Law and Corporate Secretary.
G. Glenn Menuz	Vice-President and Controller	Vice-President and Controller.
CONFLICTS OF INTEREST
Directors and officers of TC Energy and its subsidiaries are required to disclose any existing or potential conflicts in accordance with TC Energy's policies governing directors and officers and in accordance with the CBCA.
COBE covers potential conflicts of interest and requires that all employees, officers, directors and contract workers of TC Energy avoid situations that may result in a potential conflict. In the event an employee, officer, director or contract worker finds themselves in a potential conflict situation, COBE stipulates that:
•the conflict should be reported; and
•the person should refrain from participation in any decision or action where there is a real or perceived conflict.
COBE also notes that employees and officers of TC Energy may not engage in outside business activities that are in conflict with or detrimental to the interests of TC Energy. The Chief Executive Officer and executive officers must receive Governance committee consent for all outside business activities.
Under COBE, directors must also declare any material interest that he or she may have in a material contract or transaction and recuse himself or herself from related deliberations and approvals.
In addition to COBE, the directors and corporate officers of TC Energy are required to complete annual questionnaires disclosing any related party transactions. These questionnaires assist TC Energy in identifying and monitoring possible related party transactions.
There were no material conflicts of interests or related party transactions reported by the Board, Chief Executive Officer or executive officers in 2020.

32 | TC Energy Annual information form 2020

Serving on other boards
The Board believes that it is important for it to be composed of qualified and knowledgeable directors. As a result, due to the specialized nature of the energy infrastructure business, some of our directors are associated with or sit on the boards of companies that ship natural gas or liquids through our pipeline systems. Transmission services on most of TC Energy’s pipeline systems in Canada and the U.S. are subject to regulation and accordingly we generally cannot deny transportation services to a creditworthy shipper. The Governance committee monitors relationships among directors to ensure that business associations do not affect the Board’s performance.
The Board considers whether directors serving on the boards of other entities including public and private companies, Crown corporations and other state-owned entities, and non-profit organizations pose any potential conflict. The Board reviews these relationships annually to determine that they do not interfere with any of our director’s ability to act in our best interests. If a director declares a material interest in any material contract or material transaction being considered at the meeting, the director is not present during the discussion and does not vote on the matter.
COBE requires employees to receive consent before accepting a directorship with an entity that is not an affiliate. The Chief Executive Officer and executive vice-presidents (our executive leadership team) must receive the consent of the Governance committee. All other employees must receive the consent of the Corporate Secretary or her delegate.
Affiliates
The Board oversees relationships between TC Energy and any affiliates to avoid any potential conflicts of interest. This includes our relationship with TCLP, a master limited partnership listed on the NYSE.
Corporate governance
Our Board and management are committed to the highest standards of ethical conduct and corporate governance.
TC Energy is a public company listed on the TSX and the NYSE, and we recognize and respect rules and regulations in both Canada and the U.S.
Our corporate governance practices comply with the Canadian governance guidelines, which include the governance rules of the TSX and Canadian Securities Administrators:
•National Instrument 52-110, Audit Committees
•National Policy 58-201, Corporate Governance Guidelines, and
•National Instrument 58-101, Disclosure of Corporate Governance Practices.
We also comply with the governance listing standards of the NYSE and the governance rules of the SEC that apply, in each case, to foreign private issuers.
Our governance practices comply with the NYSE standards for U.S. companies in all significant respects. As a non-U.S. company, we are not required to comply with most of the governance listing standards of the NYSE. As a foreign private issuer, however, we must disclose how our governance practices differ from those followed by U.S. companies that are subject to the NYSE standards. Our corporate governance practices do not significantly differ from those required to be followed by U.S. domestic issuers under the NYSE's listing standards. A summary of our governance practices compared to U.S. standards can be found on our website (www.tcenergy.com).
We benchmark our policies and procedures against major North American companies to assess our standards and we adopt best practices as appropriate. Some of our best practices are derived from the NYSE rules and comply with applicable rules adopted by the SEC to meet the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.
TC Energy Annual information form 2020 | 33

Audit committee
The Audit committee is responsible for assisting the Board in overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements. It is also responsible for overseeing and monitoring the internal accounting and reporting process and the process, performance and independence of our internal and external auditors. The charter of the Audit committee can be found in Schedule B of this AIF.
RELEVANT EDUCATION AND EXPERIENCE OF MEMBERS
The members of the Audit committee as of February 17, 2021 are John E. Lowe (Chair), Stéphan Crétier, Michael R. Culbert, Susan C. Jones, Randy Limbacher, Una Power and Thierry Vandal. Mr. Culbert joined the committee effective May 1, 2020. Ms. Jones joined the committee as an observer effective May 1, 2020 and as a member effective February 17, 2021. Ms. Jones did not vote on any matters in 2020 considered by the committee.
The Board believes that the composition of the Audit committee reflects a high level of financial literacy and expertise. Each member of the Audit committee has been determined by the Board to be independent and financially literate within the meaning of the definitions under Canadian and U.S. securities laws and the NYSE rules. In addition, the Board has determined that Ms. Jones, Mr. Lowe, Ms. Power and Mr. Vandal are Audit Committee Financial Experts as that term is defined under U.S. securities laws. The Board has made these determinations based on the education and breadth and depth of experience of each member of the Audit committee. The following is a description of the education and experience, apart from their respective roles as directors of TC Energy, of each member of the Audit committee that is relevant to the performance of his or her responsibilities as a member of the Audit committee.
John E. Lowe (Chair)
Mr. Lowe holds a Bachelor of Science degree in Finance and Accounting from Pittsburg State University and is a Certified Public Accountant (inactive). He has been the non-executive Chairman of Apache's board of directors since May 2015. He also currently serves on the board of directors for Phillips 66 Company as audit committee Chair and has been the Senior Executive Adviser at Tudor, Pickering, Holt & Co. LLC since September 2012. Mr. Lowe has previously served as the audit committee Chair for Agrium Inc. and DCP Midstream LLC. He has also held various executive and management positions with ConocoPhillips for more than 25 years.
Stéphan Crétier
Mr. Crétier earned a Master of Business Administration from the University of California (Pacific). He is the Chairman, President and Chief Executive Officer of a multinational corporation, Garda World, with over 20 years of experience in providing company-wide operational and financial oversight including monitoring the reporting and disclosure process. Mr. Crétier also serves as director of a number of Garda World’s direct and indirect subsidiaries. He previously served as a director of three public companies, ORTHOsoft Inc. (formerly ORTHOsoft Holdings Inc.), BioEnvelop Technologies Corp. and Rafale Capital Corp.
Michael R. Culbert
Mr. Culbert holds a Bachelor of Science degree in Business Administration from Emmanuel College in Boston, Massachusetts. He currently serves on the board of directors of Precision Drilling Corporation since 2017 and is a member of its audit committee. He previously served as a director of Enerplus Corporation where he was also a member of the audit committee. He was a director and Vice Chair of PETRONAS Canada Ltd., director and President of Pacific NorthWest LNG LP and former co-founder, director, President and CEO of Progress Energy Ltd.
Susan C. Jones
Ms. Jones earned a Bachelor of Arts degree in Political Science and Hispanic Studies from the University of Victoria. She also holds a Bachelor of Laws degree from the University of Ottawa. She earned a Leadership Diploma from the University of Oxford and holds a Director Certificate from Harvard University. Ms. Jones serves as a director of Seven Generations Energy Ltd. and is a member of its audit and finance committee. She previously served on the boards and as a member of the audit committees of Gibson Energy Inc. and Canpotex Limited, where she also served as Chair of the Board from June 2019 to December 2019. Ms. Jones held an executive leadership role at Nutrien for 15 years, most recently as Executive Vice-President and CEO of the Potash Business Unit.
34 | TC Energy Annual information form 2020

Randy Limbacher
Mr. Limbacher holds a Bachelor of Science degree from Louisiana State University. He is currently the Chief Executive Officer of Meridian Energy, LLC. Mr. Limbacher previously served on the board of directors and audit committee for CARBO and was the Executive Vice-President and Interim President of Alta Mesa. He was previously the Chairman, President and Chief Executive Officer of Rosetta Resources, Inc. and President, Chief Executive Officer and Vice Chairman of Samson Resources Corporation.
Una Power
Ms. Power earned a Bachelor of Commerce (Honours) degree from Memorial University and holds Chartered Professional Accountant, Chartered Accountant and Chartered Financial Analyst designations. She also serves on the board of directors and the audit committees for Teck Resources Limited and The Bank of Nova Scotia. Ms. Power was previously the Chief Financial Officer of Nexen Energy ULC, a former publicly traded oil and gas company that is now a wholly-owned subsidiary of CNOOC Limited, where she held various executive positions with responsibility for financial and risk management, strategic planning and budgeting, business development, energy marketing and trading, information technology and capital investment.
Thierry Vandal
Mr. Vandal earned a Master of Business Administration in Finance from the École des Hautes Etudes Commerciale Montréal. He is the President of Axium Infrastructure U.S., Inc. and serves on the board of directors for Axium Infrastructure Inc. and on the international advisory boards of École des Hautes Études Commerciale Montréal and McGill University. He also serves on the board of directors for Royal Bank of Canada (RBC) where he is designated as RBC’s audit committee’s financial expert. Mr. Vandal previously served on the audit committee for Veresen Inc. until July 2017 and had over nine years of experience serving on the board of directors for Hydro-Québec where he also held the position of President and Chief Executive Officer until May 2015.
PRE-APPROVAL POLICIES AND PROCEDURES
TC Energy's Audit committee has adopted a pre-approval policy with respect to permitted non-audit services. Under the policy, the Audit committee has granted pre-approval for specified non-audit services. For engagements of up to $250,000, approval of the Audit committee Chair is required, and the Audit committee is to be informed of the engagement at the next scheduled Audit committee meeting. For all engagements of $250,000 or more, pre-approval of the Audit committee is required. In all cases, regardless of the dollar amount involved, where there is a potential for a conflict of interest involving the external auditor to arise on an engagement, the Audit committee must pre-approve the assignment.
To date, all non-audit services have been pre-approved by the Audit committee in accordance with the pre-approval policy described above.
EXTERNAL AUDITOR SERVICE FEES
The table below shows the services KPMG LLP provided during the last two fiscal years and the fees they invoiced us:

($ millions)	2020	2019

Audit fees	12.8	12.4
•audit of the annual consolidated financial statements
•services related to statutory and regulatory filings or engagements
•review of interim consolidated financial statements and information contained in various prospectuses and other securities offering documents
Audit-related fees	0.2	0.3
•French translation services
•services related to the audit of the financial statements of TC Energy pipeline abandonment trusts and certain post-retirement plans
Tax fees	1.1	1.9
•Canadian and international tax planning and tax compliance matters, including the review of income tax returns and other tax filings
All other fees	—	—
Total fees	14.1	14.6
TC Energy Annual information form 2020 | 35

Legal proceedings and regulatory actions
Legal proceedings, arbitrations and actions are part of doing business. While we cannot predict the final outcomes of proceedings and actions with certainty, management does not expect any current or potential proceeding or action to have a material impact on our consolidated financial position or results of operations.
Transfer agent and registrar
TC Energy's transfer agent and registrar is Computershare Trust Company of Canada with its Canadian transfer facilities in the cities of Vancouver, Calgary, Toronto, Halifax and Montréal.
Material contracts
TC Energy did not enter into any material contracts outside the ordinary course of business during the year ended December 31, 2020, nor has it entered into any material contracts outside the ordinary course of business prior to the year ended December 31, 2020 which are still in effect as at the date of this AIF.
Interest of experts
KPMG LLP are the auditors of TC Energy and have confirmed with respect to TC Energy that they are independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to TC Energy under all relevant U.S. professional and regulatory standards.
Additional information
1.Additional information in relation to TC Energy may be found under TC Energy's profile on SEDAR (www.sedar.com).
2.Additional information including directors' and officers' remuneration and indebtedness, principal holders of TC Energy's securities and securities authorized for issuance under equity compensation plans (all where applicable), is contained in TC Energy's Management Information Circular for its most recent annual meeting of shareholders that involved the election of directors and can be obtained upon request from the Corporate Secretary of TC Energy.
3.Additional financial information is provided in TC Energy's audited consolidated financial statements and MD&A for its most recently completed financial year.
36 | TC Energy Annual information form 2020

Glossary

Units of measure
Bcf	Billion cubic feet
Bcf/d	Billion cubic feet per day
hp	horsepower
km	Kilometres
MMcf/d	Million cubic feet per day
MW	Megawatt(s)
MWh	Megawatt hours
PJ/d	Petajoules per day
TJ/d	Terajoules per day

General terms and terms related to our operations
AM	asset management
ATM	An at-the-market distribution program allowing us to issue common shares from treasury at the prevailing market price
B.C.	British Columbia
bitumen	A thick, heavy oil that must be diluted to flow (also see: diluent). One of the components of the oil sands, along with sand, water and clay
diluent	A thinning agent made up of organic compounds. Used to dilute bitumen so it can be transported through pipelines
DRP	TC Energy's dividend reinvestment and share purchase plan
FID	Final investment decision
force majeure	Unforeseeable circumstances that prevent a party to a contract from fulfilling it
GHG	Greenhouse gas
HSSE	Health, safety, sustainability and environment
investment base	Includes rate base as well as assets under construction
LDC	Local distribution company
LNG	Liquefied natural gas
MCR	major component replacement
rate base	Average assets in service, working capital and deferred amounts used in setting of regulated rates
TSA	Transportation service agreements
WCSB	Western Canada Sedimentary Basin
Year End	Year ended December 31, 2020

Accounting terms
GAAP	U.S. generally accepted accounting principles
ROE	Return on common equity

Government and regulatory bodies terms
AER	Alberta Energy Regulator
BCEAO	Environmental Assessment Office (British Columbia)
CBCA	Canada Business Corporations Act
CER	Canadian Energy Regulator (formerly the National Energy Board (Canada))
CFE	Comisión Federal de Electricidad (Mexico)
CRE	Comisión Reguladora de Energía (Mexico)
DOS	U.S. Department of State
FERC	Federal Energy Regulatory Commission (U.S.)
IESO	Independent Electricity System Operator
NEB	National Energy Board (Canada)
NYSE	New York Stock Exchange
OGC	Oil and Gas Commission (British Columbia)
PHMSA	Pipeline and Hazardous Materials Safety and Administration
PSC	Public Service Commission (Nebraska)
PUC	Public Utilities Commission (South Dakota)
SEC	U.S. Securities and Exchange Commission
SEIS	Supplemental environmental impact statement
TSX	Toronto Stock Exchange

TC Energy Annual information form 2020 | 37

Schedule A
METRIC CONVERSION TABLE
The conversion factors set out below are approximate factors. To convert from Metric to Imperial multiply by the factor indicated. To convert from Imperial to Metric divide by the factor indicated.

Metric	Imperial	Factor
Kilometres (km)	Miles	0.62
Millimetres	Inches	0.04
Gigajoules	Million British thermal units	0.95
Cubic metres*	Cubic feet	35.3
Kilopascals	Pounds per square inch	0.15
Degrees Celsius	Degrees Fahrenheit	to convert to Fahrenheit multiply by 1.8, then add 32 degrees; to convert to Celsius subtract 32 degrees, then divide by 1.8
*    The conversion is based on natural gas at a base pressure of 101.325 kilopascals and at a base temperature of 15 degrees Celsius.
38 | TC Energy Annual information form 2020

Schedule B
CHARTER OF THE AUDIT COMMITTEE
1.    PURPOSE
The Audit Committee shall assist the Board of Directors (the Board) in overseeing and monitoring, among other things, the:
•Company’s financial accounting and reporting process;
•integrity of the financial statements;
•Company’s internal control over financial reporting;
•external financial audit process;
•compliance by the Company with legal and regulatory requirements; and
•independence and performance of the Company’s internal and external auditor.
To fulfill its purpose, the Audit Committee has been delegated certain authorities by the Board that it may exercise on behalf of the Board.
2.    ROLES AND RESPONSIBILITIES
I.    Appointment of the Company’s External Auditor
Subject to confirmation by the external auditor of their compliance with Canadian and U.S. regulatory registration requirements, the Audit Committee shall recommend to the Board the appointment of the external auditor, such appointment to be confirmed by the Company’s shareholders at each annual meeting. The Audit Committee shall also recommend to the Board the compensation to be paid to the external auditor for audit services. The Audit Committee shall also be directly responsible for the oversight of the work of the external auditor (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor shall report directly to the Audit Committee.
The Audit Committee shall review and approve the audit plan of the external auditor. The Audit Committee shall also receive periodic reports from the external auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non‑audit services is compatible with maintaining the auditor’s independence and take appropriate action to satisfy itself of the independence of the external auditor.
II.    Oversight in Respect of Financial Disclosure
The Audit Committee shall, to the extent it deems it necessary or appropriate:
(a)    review, discuss with management and the external auditor and recommend to the Board for approval, the Company’s audited annual consolidated financial statements, annual information form, management’s discussion and analysis (MD&A), all financial information in prospectuses and other offering memoranda, financial statements required by securities regulators, all prospectuses and all documents which may be incorporated by reference into a prospectus, including, without limitation, the annual management information circular, but excluding any pricing or prospectus supplement relating to the issuance of debt securities of the Company;
(b)    review, discuss with management and the external auditor and approve, the release to the public of the Company’s interim reports, including the consolidated financial statements, MD&A and news releases on quarterly financial results;
(c)    review and discuss with management and the external auditor the use of non-GAAP information and the applicable reconciliation;
(d)    review and discuss with management any financial outlook or future-oriented financial information disclosure in advance of its public release; provided, however, that such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made). The Audit
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Committee need not discuss in advance each instance in which the Company may provide financial projections or presentations to credit rating agencies;
(e)    review with management and the external auditor major issues regarding accounting policies and auditing practices, including any significant changes in the Company’s selection or application of accounting policies, as well as major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect the Company’s financial statements;
(f)    review and discuss quarterly findings reports from the external auditor on:
(i)    all critical accounting policies and practices to be used;
(ii)    all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditor;
(iii)    other material written communications between the external auditor and management, such as any management letter or schedule of unadjusted differences;
(g)    review with management and the external auditor the effect of regulatory and accounting developments on the Company’s financial statements;
(h)    review with management and the external auditor the effect of any off-balance sheet structures on the Company’s financial statements;
(i)    review with management, the external auditor and, if necessary, legal counsel, any litigation, claim or contingency, including arbitration and tax assessments, that could have a material effect upon the financial position of the Company, and the manner in which these matters have been disclosed in the financial statements;
(j)    review disclosures made to the Audit Committee by the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during their certification process for the periodic reports filed with securities regulators about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls;
(k)    discuss with management the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;
III.    Oversight in Respect of Legal and Regulatory Matters
(a)    review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;.
IV.    Oversight in Respect of Internal Audit
(a)    review and approve the audit plans of the internal auditor of the Company including the degree of coordination between such plans and those of the external auditor and the extent to which the planned audit scope can be relied upon to detect weaknesses in internal control, fraud or other illegal acts;
(b)    review the significant findings prepared by the internal audit department and recommendations issued by it or by any external party relating to internal audit issues, together with management’s response thereto;
(c)    review compliance with the Company’s policies and avoidance of conflicts of interest;
(d)    review the report prepared by the internal auditor on officers’ expenses and aircraft usage;
(e)    review the adequacy of the resources of the internal auditor to ensure the objectivity and independence of the internal audit function, including reports from the internal audit department on its audit process with subsidiaries and affiliates;
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(f)    ensure the internal auditor has access to the Chair of the Audit Committee, the Board and the CEO and meet separately with the internal auditor to review with him or her any problems or difficulties he or she may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the internal audit;
(iii)     the internal audit department responsibilities, budget and staffing;
and to report to the Board on such meetings;
V.    Oversight in Respect of the External Auditor
(a)    review any letter, report or other communication from the external auditor in respect of any identified weakness in internal control or unadjusted difference and management’s response and follow‑up, inquire regularly of management and the external auditor of any significant issues between them and how they have been resolved, and intervene in the resolution if required;
(b)    receive and review annually the external auditor’s formal written statement of independence delineating all relationships between itself and the Company;
(c)    meet separately with the external auditor to review any problems or difficulties the external auditor may have encountered and specifically:
(i)    any difficulties which were encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management;
(ii)    any changes required in the planned scope of the audit;
and to report to the Board on such meetings;
(d)    meet with the external auditor prior to the audit to review the planning and staffing of the audit;
(e)    receive and review annually the external auditor's written report on their own internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, and any steps taken to deal with such issues;
(f)    review and evaluate the external auditor, including the lead partner of the external auditor team;
(g)    ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, but at least every five years;
VI.    Oversight in Respect of Audit and Non‑Audit Services
(a)    pre-approve all audit services (which may entail providing comfort letters in connection with securities underwritings) and all permitted non‑audit services, other than non‑audit services where:
(i)    the aggregate amount of all such non‑audit services provided to the Company that were not pre-approved constitutes not more than five percent of the total fees paid by the Company and its subsidiaries to the external auditor during the fiscal year in which the non‑audit services are provided;
(ii)    such services were not recognized by the Company at the time of the engagement to be non‑audit services; and
(iii)    such services are promptly brought to the attention of the Audit Committee and approved, prior to the completion of the audit, by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.
(b)    approval by the Audit Committee of a non‑audit service to be performed by the external auditor shall be disclosed as required under securities laws and regulations;
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(c)    the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals required by this subsection. The decisions of any member to whom authority is delegated to pre-approve an activity shall be presented to the Audit Committee at its first scheduled meeting following such pre-approval; and
(d)    if the Audit Committee approves an audit service within the scope of the engagement of the external auditor, such audit service shall be deemed to have been pre-approved for purposes of this subsection.
VII.    Oversight in Respect of Certain Policies
(a)    review and recommend to the Board for approval the implementation of, and significant amendments to, policies and program initiatives deemed advisable by management or the Audit Committee with respect to the Company’s code of business ethics (COBE), risk management and financial reporting policies;
(b)    obtain reports from management, the Company’s senior internal auditing executive and the external auditor and report to the Board on the status and adequacy of the Company’s efforts to ensure its businesses are conducted and its facilities are operated in an ethical, legally compliant and socially responsible manner, in accordance with the Company’s COBE;
(c)    establish a non‑traceable, confidential and anonymous system by which callers may ask for advice or report any ethical or financial concern, ensure that procedures for the receipt, retention and treatment of complaints in respect of accounting, internal controls and auditing matters are in place, and receive reports on such matters as necessary;
(d)    annually review and assess the adequacy of the Company’s public disclosure policy; and
(e)    review and approve the Company’s hiring policy for partners, employees and former partners and employees of the present and former external auditor (recognizing the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company’s audit as an employee of the external auditor during the preceding one-year period) and monitor the Company’s adherence to the policy.
VIII.    Oversight in Respect of Financial Aspects of the Company’s Canadian Pension Plans (the Company’s pension plans), specifically:
(a)review and approve annually the Statement of Investment Beliefs for the Company’s pension plans;
(b)delegate the ongoing administration and management of the financial aspects of the Canadian pension plans to the Pension Committee comprised of members of the Company’s management team appointed by the Human Resources Committee, in accordance with the Pension Committee Charter, which terms shall be approved by both the Audit Committee and the Human Resources Committee, and the terms of the Statement of Investment Beliefs;
(c)monitor the financial management activities of the Pension Committee and receive updates at least annually from the Pension Committee on the investment of the Plan assets to ensure compliance with the Statement of Investment Beliefs;
(d)    provide advice to the Human Resources Committee on any proposed changes in the Company’s pension plans in respect of any significant effect such changes may have on pension financial matters;
(e)    review and consider financial and investment reports and the funded status relating to the Company’s pension plans and recommend to the Board on pension contributions;
(f)    receive, review and report to the Board on the actuarial valuation and funding requirements for the Company’s pension plans;
(g)    approve the initial selection or change of actuary for the Company’s pension plans; and
(h)    approve the appointment or termination of the pension plans’ auditor.
IX.    U.S. Stock Plans
(a)    review and approve the engagement and related fees of the auditor for any plan of a U.S. subsidiary that
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offers Company stock to employees as an investment option under the plan.
X.    Oversight in Respect of Internal Administration
(a)    review annually the reports of the Company’s representatives on certain audit committees of subsidiaries and affiliates of the Company and any significant issues and auditor recommendations concerning such subsidiaries and affiliates; and
(b)    oversee succession planning for the senior management in finance, treasury, tax, risk, internal audit and the controllers’ group.
XI.    Information Security
(a)review quarterly, the report of the Chief Information Officer (or such other appropriate Company representative) on information security controls, education and awareness.
XII.    Oversight Function
While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditor. The Audit Committee, its Chair and any of its members who have accounting or related financial management experience or expertise, are members of the Board, appointed to the Audit Committee to provide broad oversight of the financial disclosure, financial risk and control related activities of the Company, and are specifically not accountable nor responsible for the day to day operation of such activities. Although designation of a member or members as an “audit committee financial expert” is based on that individual’s education and experience, which that individual will bring to bear in carrying out his or her duties on the Audit Committee, designation as an “audit committee financial expert” does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board in the absence of such designation. Rather, the role of any audit committee financial expert, like the role of all Audit Committee members, is to oversee the process and not to certify or guarantee the internal or external audit of the Company’s financial information or public disclosure.
3.    COMPOSITION OF AUDIT COMMITTEE
The Audit Committee shall consist of three or more directors, a majority of whom are resident Canadians (as defined in the Canada Business Corporations Act), and all of whom are unrelated and/or independent for the purposes of applicable Canadian and United States securities law and applicable rules of any stock exchange on which the Company's securities are listed. Each member of the Audit Committee shall be financially literate and at least one member shall have accounting or related financial management expertise (as those terms are defined from time to time under the requirements or guidelines for audit committee service under securities laws and the applicable rules of any stock exchange on which the Company’s securities are listed for trading or, if it is not so defined, as that term is interpreted by the Board in its business judgment).
4.    APPOINTMENT OF AUDIT COMMITTEE MEMBERS
The members of the Audit Committee shall be appointed by the Board from time to time on the recommendation of the Governance Committee and shall hold office until the next annual meeting of shareholders or until their successors are earlier appointed or until they cease to be directors of the Company.
5.    VACANCIES
Where a vacancy occurs at any time in the membership of the Audit Committee, it may be filled by the Board on the recommendation of the Governance Committee.
6.    AUDIT COMMITTEE CHAIR
The Board shall appoint a Chair of the Audit Committee who shall:
(a)    review and approve the agenda for each meeting of the Audit Committee and, as appropriate, consult with members of management;
(b)    preside over meetings of the Audit Committee;
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(c)    make suggestions and provide feedback from the Audit Committee to management regarding information that is or should be provided to the Audit Committee;
(d)    report to the Board on the activities of the Audit Committee relative to its recommendations, resolutions, actions and concerns; and
(e)    meet as necessary with the internal and external auditor.
7.    ABSENCE OF AUDIT COMMITTEE CHAIR
If the Chair of the Audit Committee is not present at any meeting of the Audit Committee, one of the other members of the Audit Committee present at the meeting shall be chosen by the Audit Committee to preside at the meeting.
8.    SECRETARY OF AUDIT COMMITTEE
The Corporate Secretary shall act as Secretary to the Audit Committee.
9.    MEETINGS
The Chair, or any two members of the Audit Committee, or the internal auditor, or the external auditor, may call a meeting of the Audit Committee. The Audit Committee shall meet at least quarterly. The Audit Committee shall meet periodically with management, the internal auditor and the external auditor in separate executive sessions.
10.    QUORUM
A majority of the members of the Audit Committee, present in person or by telephone or other telecommunication device that permit all persons participating in the meeting to speak to each other, shall constitute a quorum.
11.    NOTICE OF MEETINGS
Notice of the time and place of every meeting shall be given in writing, facsimile communication or by other electronic means to each member of the Audit Committee at least 24 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting. Attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.
12.    ATTENDANCE OF COMPANY OFFICERS AND EMPLOYERS AT MEETING
At the invitation of the Chair of the Audit Committee, one or more officers or employees of the Company may attend any meeting of the Audit Committee.
13.    PROCEDURE, RECORDS AND REPORTING
The Audit Committee shall fix its own procedure at meetings, keep records of its proceedings and report to the Board when the Audit Committee may deem appropriate but not later than the next meeting of the Board.
14.    REVIEW OF CHARTER AND EVALUATION OF AUDIT COMMITTEE
The Audit Committee shall review its Charter annually or otherwise, as it deems appropriate and, if necessary, propose changes to the Governance Committee and the Board. The Audit Committee shall annually review the Audit Committee’s own performance.
15.    OUTSIDE EXPERTS AND ADVISORS
The Audit Committee is authorized, when deemed necessary or desirable, to retain and set and pay the compensation for independent counsel, outside experts and other advisors, at the Company’s expense, to advise the Audit Committee or its members independently on any matter.
16.    RELIANCE
Absent actual knowledge to the contrary (which shall be promptly reported to the Board), each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons or organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations and (iii) representations made by management and the external auditor, as to any information technology, internal audit and other non-audit services provided by the external auditor to the Company and its subsidiaries.

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